- --------------------------------------------------------------------------------


                        TRANSFER AND ADMINISTRATION AGREEMENT


                                        among


                      ATLANTIC AUTO SECOND FUNDING CORPORATION,

                                    as Transferor,


                          ATLANTIC AUTO FINANCE CORPORATION,

                                     as Servicer,

                                         and

                      MORGAN GUARANTY TRUST COMPANY OF NEW YORK,

                                  as transferee Bank




                              Dated as of June 14, 1996



- --------------------------------------------------------------------------------

                                  TABLE OF CONTENTS

                                                                          PAGE

                                      ARTICLE I

                                     DEFINITIONS

    SECTION 1.1.     Certain Defined Terms . . . . . . . . . . . . . .      1
    SECTION 1.2.     Computation of Time Periods . . . . . . . . . . .     23

                                      ARTICLE II

                              TRANSFERS AND SETTLEMENTS

    SECTION 2.1.     Commitment. . . . . . . . . . . . . . . . . . . .     23
    SECTION 2.2.     Transfers and Assignments . . . . . . . . . . . .     24
    SECTION 2.3.     Increase of Aggregate Net Investment. . . . . . .     25
    SECTION 2.4.     Additional Receivables. . . . . . . . . . . . . .     26
    SECTION 2.5.     Selection of Tranche Periods and
                     Tranche Rates . . . . . . . . . . . . . . . . . .     26
    SECTION 2.6.     Discount and Other Costs and Expenses . . . . . .     27
    SECTION 2.7.     Protection of Ownership of the Bank . . . . . . .     28
    SECTION 2.8.     Allocation and Application of Collections . . . .     28
    SECTION 2.9.     Servicer Advances . . . . . . . . . . . . . . . .     31
    SECTION 2.10.    Payments and Computations, Etc. . . . . . . . . .     31
    SECTION 2.11.    Reports . . . . . . . . . . . . . . . . . . . . .     31
    SECTION 2.12.    Optional Purchase; Retransfer of
                     Liquidated Receivables. . . . . . . . . . . . . .     32
    SECTION 2.13.    Mandatory Repurchase Under
                     Certain Circumstances . . . . . . . . . . . . . .     32
    SECTION 2.14.    Interest Rate Cap Agreement . . . . . . . . . . .     33
    SECTION 2.15.    Fees. . . . . . . . . . . . . . . . . . . . . . .     33
    SECTION 2.16.    Dilution. . . . . . . . . . . . . . . . . . . . .     33

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

    SECTION 3.1.     Representations and Warranties of
                     Transferor. . . . . . . . . . . . . . . . . . . .     33
    SECTION 3.2.     Representations and Warranties of
                     the Transferor With Respect to Each
                     Sale of Receivables . . . . . . . . . . . . . . .     36
    SECTION 3.3.     Representations and Warranties of
                     Servicer. . . . . . . . . . . . . . . . . . . . .     38

                                                                          PAGE
                                      ARTICLE IV

                                 CONDITIONS PRECEDENT

    SECTION 4.1.     Conditions to Closing . . . . . . . . . . . . . .     40
    SECTION 4.2.     Conditions to Purchase of Net
                     Investment Additional Amounts and
                     Additional Receivables. . . . . . . . . . . . . .     42

                                      ARTICLE V

                                      COVENANTS

    SECTION 5.1.     Covenants of the Transferor . . . . . . . . . . .     43
    SECTION 5.2.     Negative Covenants of the Transferor. . . . . . .     47
    SECTION 5.3.     Covenants of the Servicer . . . . . . . . . . . .     49
    SECTION 5.4.     Negative Covenants of the Servicer. . . . . . . .     54

                                      ARTICLE VI

                               PROTECTION OF THE BANK;
                            ADMINISTRATION AND COLLECTIONS

    SECTION 6.1.     Maintenance of Information and
                     Computer Records. . . . . . . . . . . . . . . . .     56
    SECTION 6.2.     Protection of the Interests of the Bank . . . . .     56
    SECTION 6.3.     Maintenance of Contract Files,
                     Writings and Records; Release of
                     Receivables . . . . . . . . . . . . . . . . . . .     58
    SECTION 6.4.     Information . . . . . . . . . . . . . . . . . . .     59
    SECTION 6.5.     Performance of Undertakings Under
                     the Receivables . . . . . . . . . . . . . . . . .     59
    SECTION 6.6.     Administration and Collections. . . . . . . . . .     59
    SECTION 6.7.     Complete Servicing Transfer . . . . . . . . . . .     61
    SECTION 6.8.     Lockboxes . . . . . . . . . . . . . . . . . . . .     63
    SECTION 6.9.     Servicer Default. . . . . . . . . . . . . . . . .     63
    SECTION 6.10.    Servicer Indemnification of
                     Affected Parties. . . . . . . . . . . . . . . . .     65
    SECTION 6.11.    AAFC Not to Resign as Servicer. . . . . . . . . .     65

                                     ARTICLE VII

                                  TERMINATION EVENTS

    SECTION 7.1.     Termination Events. . . . . . . . . . . . . . . .     66
    SECTION 7.2.     Remedies Upon the Occurrence of a
                     Termination Event . . . . . . . . . . . . . . . .     68

                                                                          PAGE
                                     ARTICLE VIII

                                   INDEMNIFICATION

    SECTION 8.1.     Indemnification . . . . . . . . . . . . . . . . .     68
    SECTION 8.2.     Tax Indemnification . . . . . . . . . . . . . . .     69
    SECTION 8.3.     Additional Costs. . . . . . . . . . . . . . . . .     70
    SECTION 8.4.     Other Costs and Expenses. . . . . . . . . . . . .     71

                                      ARTICLE IX

                                    MISCELLANEOUS

    SECTION 9.1.     Term of Agreement . . . . . . . . . . . . . . . .     71
    SECTION 9.2.     Waivers; Amendments . . . . . . . . . . . . . . .     71
    SECTION 9.3.     Notices . . . . . . . . . . . . . . . . . . . . .     72
    SECTION 9.4.     Governing Law; Submission to
                     Jurisdiction; Integration . . . . . . . . . . . .     73
    SECTION 9.5.     Severability; Counterparts, Waiver
                     of Setoff . . . . . . . . . . . . . . . . . . . .     73
    SECTION 9.6.     Assignments . . . . . . . . . . . . . . . . . . .     73
    SECTION 9.7.     Waiver of Confidentiality . . . . . . . . . . . .     74
    SECTION 9.8.     Characterization of the Transactions
                     Contemplated by this Agreement. . . . . . . . . .     74
    SECTION 9.9.     No Petition . . . . . . . . . . . . . . . . . . .     74



    Exhibit A        Form of Tranche Selection Notice
    Exhibit B        Schedule of Litigation
    Exhibit C        Schedule of Location of Records
    Exhibit D        Form of Monthly Report
    Exhibit E        Form of Compliance Certificate
    Exhibit F        Schedule of Corporate Names, Trade Names or Assumed Names
    Exhibit G        Permitted Lockbox Banks and Permitted Lockboxes
    Exhibit H        Credit and Collection Policy
    Exhibit I        Form of Increase Date Notice
    Exhibit J        Form of Supplemental Conveyance
    Exhibit K        Form of Addition Date Statement

    Schedule 1       Schedule of Receivables

                        TRANSFER AND ADMINISTRATION AGREEMENT


         TRANSFER AND ADMINISTRATION AGREEMENT, dated as of June 14, 1996 (as amended, supplemented or otherwise modified and in effect from time to time, this "AGREEMENT"), by and between ATLANTIC AUTO SECOND FUNDING CORPORATION, a Delaware corporation, as transferor (the "TRANSFEROR"), ATLANTIC AUTO FINANCE CORPORATION, a Delaware corporation, as servicer (the "SERVICER" or "AAFC") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a New York banking corporation, as transferee (the "BANK").


                                  R E C I T A L S :

         WHEREAS, subject to the terms and conditions of this Agreement, the Transferor desires to transfer and assign from time to time to the Bank, and the Bank desires to acquire from time to time from the Transferor a fractional undivided interest in certain retail automotive installment sales contracts and related property and proceeds (the "Receivables") which the Transferor acquires from time to time from AAFC, subject to the terms and conditions of this Agreement;

         WHEREAS, the Servicer has agreed to undertake the collection and servicing responsibilities in respect of the Receivables;

         NOW THEREFORE, the parties hereto agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

         SECTION 1.1. CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

         "AAFC PORTFOLIO LOSS" shall mean, with respect to any Collection Period, the aggregate Principal Balance of AAFC Portfolio Receivables that would be treated as Liquidated Receivables hereunder during such Collection Period net of all proceeds that would be treated as Liquidation Proceeds hereunder (including estimated Liquidation Proceeds) received (or estimated to be received) with respect to any AAFC Portfolio Receivable during such Collection Period.

         "AAFC PORTFOLIO RECEIVABLES" shall mean all receivables (including the Receivables) serviced by AAFC.

         "ADDITIONAL COSTS" shall have the meaning specified in Section 8.3(a).

         "ADDITION DATE" shall mean, with respect to the transfer of interests in Additional Receivables to the Bank, the date of transfer of such interests in Receivables pursuant to Section 2.4.

         "ADDITION DATE STATEMENT" shall mean the statement prepared by the Servicer with respect to each Addition Date pursuant to Section 2.4(b)(iii).

         "ADDITIONAL RECEIVABLES" shall mean those Receivables designated by the Transferor as additional Receivables to be included as Receivables under this Agreement pursuant to Section 2.4.

         "ADJUSTED POOL BALANCE" for any date of determination shall mean the aggregate Principal Balance of the Receivables as of the close of business on the last day of the prior Collection Period, plus the aggregate of all amounts received as payments of principal in respect of Receivables (whether by or on behalf of the Obligors or from the Transferor) during the prior Collection Period, plus the aggregate Principal Balance of Additional Receivables designated since such day as shown in an Addition Date Statement, minus the aggregate Principal Balance of Liquidated Receivables as of the close of business on the last day of the prior Collection Period.

         "ADVANCE" shall mean the amount, as of any day on which Discount is payable, that the Servicer advances on a Receivable pursuant to Section 2.9.

         "ADVERSE CLAIM" shall mean a Lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person's assets or properties in favor of any other Person.

         "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person or a Subsidiary of such other Person. A Person shall be deemed to control another Person if the controlling Person owns, directly or indirectly, 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or otherwise.

         "AGGREGATE NET INVESTMENT" shall mean (a) from the initial Increase Date to the first Settlement Date after the initial Increase Date, the initial Net Investment Additional Amount plus any Net Investment Additional Amounts from the initial Increase Date to such Settlement Date, and (b) at any time thereafter, the Aggregate Net Investment as of the prior Settlement Date PLUS any Net Investment Additional Amounts since the prior Settlement Date LESS the aggregate amount of Collections paid to the Bank to reduce such Aggregate Net Investment pursuant to Section 2.8.

         "AGGREGATE UNPAIDS" shall mean, at any time, an amount equal to the sum of (i) the aggregate accrued and unpaid Discount with respect to all Tranche Periods at such time, (ii) the Aggregate Net Investment at such time, and (iii) all fees and other amounts (including Early Collection Fees) owed (whether due or accrued) hereunder by the Transferor or AAFC to the Bank at such time.

         "AMOUNT FINANCED" with respect to a Receivable means the amount advanced under the Receivable toward the purchase price of the Financed Vehicle and any related costs, exclusive of any amounts allocable to the premium for physical damage insurance force-placed by AAFC covering the Financed Vehicle and of prepaid Dealer reserves and other marketing expenses.

         "ANNUAL PERCENTAGE RATE" or "APR" of a Receivable means the annual rate of Finance Charges stated in the Receivable.

         "AVAILABLE SUBORDINATED AMOUNT" shall mean, as of any day, the lesser of (x) the Maximum Subordinated Amount and (y) the Available Subordinated Amount for the previous Collection Period adjusted for all amounts applied in reduction or reinstatement thereof pursuant to Section 2.8(c) on the Settlement Date for such Collection Period; PROVIDED, HOWEVER, that on the initial Increase Date, the Available Subordinated Amount shall equal the Maximum Subordinated Amount; and PROVIDED FURTHER, that on each subsequent Increase Date, the Available Subordinated Amount shall be reset at the Maximum Subordinated Amount determined on such Increase Date (after giving effect to the increase of the Aggregate Net Investment on such Increase Date).

         "BANK" shall mean Morgan Guaranty Trust Company of New York, a New York banking corporation, and its successors and assigns.

         "BANK FINANCE CHARGE COLLECTIONS" shall mean, with respect to any Settlement Date, an amount equal to (A) the product of (i) the Bank Percentage for the immediately preceding Collection Period and (ii) Finance Charge Collections for such Collection Period PLUS (B) the product of (i) the Bank Percentage for the immediately preceding Collection Period and (ii) any Interest Rate Cap Payments MINUS (C) any Collections applied to pay Discount during the related Collection Period pursuant to Section 2.8(b) MINUS (D) the product of
(i) the Bank Percentage for the immediately preceding Collection Period and (ii) the Servicing Fee for such Collection Period.

         "BANK PERCENTAGE" shall mean, with respect to any Collection Period:

              (a) when used with respect to Principal Collections at any time and Finance Charge Collections prior to the Termination Date, the percentage equivalent of a fraction (carried out to seven decimal places and rounded upward), the numerator of which shall be the Aggregate Net Investment at the end of the immediately preceding Collection Period and the denominator of which shall be the Adjusted Pool Balance at the end of the preceding Collection Period; and

              (b) when used with respect to Finance Charge Collections on and after the Termination Date, 100%; and

PROVIDED, that with respect to any Collection Period in which the Aggregate Net Investment is increased pursuant to Section 2.3, the numerator in (a) above shall be the Aggregate Net Investment as of the date of such increase for the period from and including the date of such increase to and including the last day of such Collection Period.

         "BANK PRINCIPAL COLLECTIONS" shall mean, with respect to any Settlement Date, an amount equal to the product of (i) Bank Percentage for the immediately preceding Collection Period and (ii) the Principal Collections for such Collection Period.

         "BUSINESS DAY" shall mean (i) with respect to any matters relating to the Eurodollar Rate, a day on which banks are open for business in The City of New York and on which dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, any day other than a Saturday, Sunday or other day on which banking institutions or trust companies in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

         "CBR TRANCHE" shall mean a Tranche as to which Discount is calculated at the Corporate Base Rate.

         "CBR TRANCHE PERIOD" shall mean, with respect to a CBR Tranche, prior to the Termination Date, a period commencing on a Business Day selected by the Servicer pursuant to this Agreement and ending on the earlier of (i) the day on which such CBR Tranche is converted to a Eurodollar Tranche and (ii) the next succeeding Settlement Date, and except as set forth in Section 2.5(b), after the Termination Date, a period determined by the Bank. If such CBR Tranche Period would end on a day which is not a Business Day, such CBR Tranche Period shall end on the next succeeding Business Day.

         "CLOSING DATE" shall mean June 14, 1996.

         "COLLECTION ACCOUNT" shall mean the Collection Account established and maintained pursuant to Section 6.6(c) hereof.

         "COLLECTION PERIOD" shall mean, with respect to any Settlement Date, the calendar month immediately preceding the month of such Settlement Date.

         "COLLECTIONS" shall mean, with respect to each Receivable, all cash collections and other cash proceeds of such Receivable received by the Servicer or in a Permitted Lockbox or the Collection Account, including, without limitation or without duplication, (a) all Finance Charge Collections,
(b) Principal Collections, (c) recoveries and cash proceeds of Related Security with respect to such Receivable, (d) proceeds received under the VSI Policy and
(e) Interest Rate Cap Payments.

         "COMMITMENT" shall mean the obligation of the Bank to acquire a fractional undivided interest in the Receivables represented by the Transferred Interest in a principal amount at any time outstanding not to exceed the Maximum Commitment.

         "COMMITMENT FEE" shall mean a per annum fee, payable quarterly in arrears on the last day of each calendar quarter during the term of this Agreement and on the Termination Date, equal to the product of (a) the average daily amount by which the Maximum Commitment exceeds the Aggregate Net Investment during such calendar quarter and (b) .25%.

         "COMPLETE SERVICING TRANSFER" shall have the meaning specified in
Section 6.7(g) hereof.

         "CONDITION" shall mean either an Excess Spread Condition or an Incremental Enhancement Condition.

         "CONTRACT" shall mean, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises, or which evidences such Receivable including, but not limited to, the retail installment sales contracts related thereto.

         "CONTRACT FILE" shall mean, with respect to each Receivable, the original Contract, either a copy of the application to the appropriate state authorities for a Title to the related Financed Vehicle or a standard assurance in the form commonly used in the industry relating to the provision of the Title and when issued by the appropriate state authorities, the related Title (but only to the extent that Title documents are required under applicable state law to be held by a secured party in order to perfect such secured party's security interest in the related Financed Vehicle), all original instruments modifying the terms and conditions of the Receivable and the original endorsements or assignments of such Contract.

         "CORPORATE BASE RATE" shall mean, for any day, prior to the occurrence of a Termination Event, the higher of (i) the prime rate announced from time to time by the Bank in effect on such day, or (ii) (x) the rate equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it, plus (y) one-half of one percent (1/2%). At all times after the occurrence of a Termination Event, "Corporate Base Rate" means a rate per annum equal to the higher of clauses (i) and (ii)(x) in the preceding sentence plus two percent (2%). The Corporate Base Rate applicable to any CBR Tranche shall be the weighted average Corporate Base Rate on each day during the related CBR Tranche Period.

         "CREDIT AND COLLECTION POLICY" shall mean AAFC's credit and collection policies and practices relating to the Contracts and the Receivables existing on the date hereof in the form of Exhibit H hereto, as the same may from time to time be amended, supplemented or otherwise modified in the ordinary course of AAFC's business.

         "CUSTODIAL AGREEMENT" shall mean the Custodial Agreement dated as of June 14, 1996, by and among AAFC, the Transferor, the Bank and the Custodian, as the same may be amended from time to time.

         "CUSTODIAN" shall mean Safesite National Business Records Management, Inc., a Delaware corporation, and its successors and assigns.

         "CUSTODIAN CONFIRMATION" means the Custodian's certificate in the form of EXHIBIT A to the Custodial Agreement confirming that it has received (i) an itemized schedule of the Receivables (which shall also briefly describe each related Contract File) and (ii) the Contract File with respect to each such Receivable.

         "DEALER" means the dealer who sold a Financed Vehicle and who originated and assigned the respective Receivable to AAFC under an existing agreement between such Dealer and AAFC.

         "DEALER RECOURSE" shall mean, with respect to a Receivable, all recourse rights against the Dealer which originated the Receivable and any successor Dealer.

         "DELINQUENCY RATIO" shall mean, for any period of determination, the ratio (expressed as a percentage) of (i) the aggregate Principal Balance of AAFC Portfolio Receivables that are Delinquent Receivables as of the last day of the period of determination to (ii) the aggregate Principal Balance of AAFC Portfolio Receivables as of the last day of such period.

         "DELINQUENT RECEIVABLE" shall mean an AAFC Portfolio Receivable as to which any payment is more than 60 days past due, but excluding any Liquidated Receivables or AAFC Portfolio Receivables that would be treated as Liquidated Receivables.

         "DETERMINATION DATE" shall mean the eighth Business Day but not later than the 10th day of each calendar month, commencing July 10, 1996.

         "DISCOUNT" shall mean, with respect to any Tranche Period:

                             TR x TA x AD
                                       --
                                        B

Where:

TR   =     the Tranche Rate applicable to such Tranche Period.

TA   =     the portion of the Aggregate Net Investment allocated to such Tranche
              Period.

AD =          the actual number of days in such Tranche Period.

B = 360 days, except in the case of a CBR Tranche, in which case B = 365 or 366 days, as appropriate.


PROVIDED, HOWEVER, that no provision of this Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; PROVIDED FURTHER, HOWEVER, that Discount shall not be considered paid by any distribution if at any time such distribution is rescinded or must be returned for any reason.

         "DOLLARS" or "$" shall mean the lawful currency of the United States of America.

         "EARLY COLLECTION FEE" shall mean, for any Tranche Period (other than a CBR Tranche Period) during which the Aggregate Net Investment allocated to such Tranche Period is reduced, or which is terminated prior to the end of the period for which it was originally scheduled to last (the amount of such reduction or, in the case of a termination of a Tranche Period, the amount of the Aggregate Net Investment allocated to such Tranche Period being herein referred to as the "ALLOCATED AMOUNT"), the sum of (a) the excess, if any, of
(i) the Discount that would have accrued during the remainder of such Tranche Period subsequent to the date of such reduction or termination on the Allocated Amount if such reduction or termination had not occurred over (ii) the sum of
(A) to the extent the Allocated Amount is allocated to another Tranche Period, the Discount actually accrued on the portion of Allocated Amount so allocated during the remainder of such Tranche Period, and (B) to the extent the Allocated Amount is not allocated to another Tranche Period, the income, if any, actually received by the Bank from investing the portion of the Allocated Amount not so allocated, and (b) in the case of a reduced or terminated Eurodollar Tranche, a $200 administrative fee.

         "ELIGIBLE ACCOUNT" shall mean either (i) a segregated trust account with the trust department of a depository institution organized under the laws of the United States of America or any State thereof or the District of Columbia (or any domestic branch of a foreign bank), having a long-term deposit rating of at least Baa3 by Moody's, having trust powers and acting as trustee for funds deposited in such account, or (ii) a segregated deposit account with a depository institution organized under the laws of the United States of America or any State thereof (or any domestic branch of a foreign bank) the long-term deposit obligations of which are rated Aa3 or higher by Moody's and the short-term debt obligations of which are rated "A-1+" by S&P and "P-1" by Moody's.

         "ELIGIBLE INTEREST CAP AGREEMENT" as of any date means an interest rate cap agreement that meets all of the following conditions: (i) it is on the standard ISDA form; (ii) it has a maturity date that is no earlier than 12 months after the date described in clause (ii) of the definition of "Termination Date"; (iii) it is issued by a bank or other financial institution whose short term unsecured debt obligations are rated A-1+/P-1 by S&P and Moody's, respectively, and that is otherwise acceptable to the Bank; (iv) it (together with any Interest Rate Caps previously delivered) has a notional principal amount equal to the aggregate scheduled balances on the Receivables (whether or not Collections are received) on such date; (v) it has a capped interest rate equal to 8.5% per annum; (vi) it provides that any payments made by the counterparty shall be made directly to the Collection Account; (vii) it provides that it may not be amended, terminated, waived or assigned by the counterparty without the prior written consent of the Bank; and (viii) it is otherwise in form and substance reasonably satisfactory to the Bank.

         "ELIGIBLE INVESTMENTS" shall mean book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence:

         (a) obligations of the United States or any agency thereof, provided such obligations are guaranteed as to the timely payment of principal and interest by the full faith and credit of the United States;

         (b) general obligations of or obligations guaranteed by any state of the United States or the District of Columbia that at the time of acquisition thereof are assigned the highest rating by S&P and Moody's;

         (c) interests in any money market mutual fund which at the date of investment in such fund has the highest fund rating by each of Moody's and S&P which has issued a rating for such fund (which, for S&P, shall mean a rating of AAAm or AAAmg);

         (d) commercial paper which at the date of investment has ratings of at least A-1+ by S&P and P-1 by Moody's;

         (e) certificates of deposit, demand or time deposits, Federal funds or banker's acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof (or any U.S. branch or agency of a foreign bank) and subject to supervision and examination by Federal or state banking authorities, provided that the short-term unsecured deposit obligations of such depository institution or trust company at the date of investment are then rated at least P-1 by Moody's and A-1+ by S&P; and

         (f) demand or time deposits of, or certificates of deposit issued by, any bank, trust company, savings bank or other savings institution, which deposits are fully insured by the Federal Deposit Insurance Corporation, provided that the long-term unsecured debt obligations of such bank, trust company, savings bank or other savings institution are rated at the date of investment at least Aa2 by Moody's and AA- by S&P.

         "ELIGIBLE RECEIVABLE" shall mean, on the applicable Addition Date and Increase Date on which an interest therein is first acquired by the Bank, a
Receivable:


         (i)(a) which shall have been originated in the United States of America to an Obligor domiciled in the United States by a Dealer for the retail sale of a Financed Vehicle in the ordinary course of such Dealer's business, shall have been fully and properly executed by the parties thereto, shall have been purchased by the Transferor from AAFC pursuant to the Purchase Agreement, which AAFC in turn shall have purchased from such Dealer under an existing dealer agreement which agreement shall be consistent with AAFC's customary business practices and shall be in a form acceptable to the Bank, which Receivable in turn shall have been validly assigned by such Dealer to AAFC, and, in turn shall have been validly assigned pursuant to the Purchase Agreement by AAFC to the Transferor in accordance with its terms, and then shall be transferred and assigned to the Bank, (b) which shall have created or shall create a valid, subsisting, and enforceable first priority security interest in favor of AAFC in the Financed Vehicle, which security interest has been assigned pursuant to the Purchase Agreement by AAFC to the Transferor, which in turn shall be assigned to the Bank, (c) which shall contain customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against the collateral of the benefits of the security and (d) which arises under a Contract which shall provide for level monthly payments (PROVIDED that the payment in the first or last month in the life of the Receivable may be minimally different from the level payment) that fully amortize the financed amount over no greater than 66 payments;

         (ii) with respect to which AAFC is the lienholder of record on the related Title;


         (iii) as to which the Contract File was delivered to the Custodian prior to the purchase thereof by the Transferor from AAFC, except that if the original certificate of title shall have been applied for and not yet received at the time of such purchase, then such certificate shall have been delivered to the Custodian within 180 days of such purchase;

         (iv) as to which only one original executed Contract exists;

         (v) as to which the related Obligor is not the United States of America or any state or any agency, department, subdivision or instrumentality thereof;

         (vi) which shall not have been originated in, or shall be subject to the laws of, any jurisdiction under which the transfer of such Receivable under this Agreement shall be unlawful, void or voidable;

         (vii) which is denominated and payable only in Dollars in the United States of America;

         (viii) which is less than 30 days delinquent;

         (ix) which when transferred by AAFC to the Transferor was selected at random from AAFC's retail installment sale contracts at the time of such transfer, but conformed to certain requirements set forth herein or otherwise agreed by the Transferor and the Bank;

         (x) which is "chattel paper" within the meaning of Section 9-105 of the Relevant UCC;

         (xi) which arises under a Contract which, together with such Receivable, (A) is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, (B) is evidenced by only one original executed copy, (C) is not the subject of any rescission, setoff, counterclaim or other defense and (D) shall not have been satisfied, subordinated, or rescinded;

         (xii) which arises under a Contract which (A) does not require the Obligor under such Contract to consent to the transfer of the rights and duties of the Transferor or AAFC under such Contract and (B) does not contain a confidentiality provision that purports to restrict the ability of the Bank to exercise its rights under this Agreement, including, without limitation, its right to review the Contract;

         (xiii) no provision of which has been waived by AAFC or the Transferor, except in accordance with the Credit and Collection Policy;

         (xiv) which, together with the Contract related thereto, complied on the date of its origination and now complies in all material respects with all requirements of applicable Federal, state and local laws and regulations thereunder, including, without limitation, usury laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, Regulations B and Z of the Federal Reserve Board, various state "lemon laws" designed to prevent fraud in the sale of used vehicles and various state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code, and other consumer credit laws and equal credit opportunity and disclosure laws;

         (xv) which satisfies in all material respects all applicable requirements of the Credit and Collection Policy on the applicable Addition Date or Increase Date; and

         (xvi) as to which AAFC shall be in full compliance in all material respects with all of its obligations thereunder and under the related Contract and any other agreements or instruments relating thereto; PROVIDED that breach of any notice provision shall not be deemed to cause this condition to be unsatisfied unless such breach causes the related Contract to be unenforceable.

         (xvii) which directs payment thereof to be sent to a Permitted
    Lockbox;

         (xviii) which is owned solely by the Transferor free and clear of all Liens, except for the Lien arising in connection with this Agreement;

         (xix) which, together with the aggregate of the Principal Balances of other Receivables payable by the same Obligor or any party related to such Obligor, does not exceed $150,000;

         (xx) with respect to which the initial payment in respect thereof is due no more than 3 months after the date on which the Receivable was originated;

         (xxi) with respect to which AAFC, in accordance with its Credit and Collection Policy, has required that the Obligor has obtained an Insurance Policy covering the Financed Vehicle;

         (xxii) with respect to which all filings (including Relevant UCC filings) necessary in any jurisdiction to give the Bank a first priority perfected ownership interest in such Receivable have been made;

         (xxiii) with respect to which the Obligor was not noted in the related Records as being (i) the subject of a bankruptcy, insolvency or similar proceeding or (ii) if the Obligor is a natural person, deceased;

         (xxiv) which, if at the time of the creation of such Receivable the related Financed Vehicle was a used automobile or light-duty truck, such Receivable, together with similar Eligible Receivables, shall not exceed 70% of the aggregate Principal Balance of Eligible Receivables transferred to the Bank hereunder; and

         (xxv) which is covered under the VSI Policy.

         "ENGAGEMENT FEE" shall mean the fee payable on the Closing Date by AAFC in an amount equal to the greater of $350,000 or 1% of the Maximum Commitment.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

         "ERISA AFFILIATE" means, with respect to AAFC, any Person which is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which AAFC is a member, or (ii) solely for the purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in
Section 414(m) or (o) of the Internal Revenue Code of which AAFC is a member.

         "EURODOLLAR RATE" shall mean, with respect to any Eurodollar Tranche Period, a rate per annum determined by the Bank equal to the sum of (a) 0.75% and (b) the quotient (expressed as a percentage and rounded upwards, if necessary, to the nearest 1/16 of 1%) obtained by dividing (i) LIBOR for such Eurodollar Tranche Period by (ii) 100% minus the LIBOR Reserve Percentage for such Eurodollar Tranche Period, if any.

         "EURODOLLAR TRANCHE" shall mean a Tranche as to which Discount is calculated at the Eurodollar Rate.

         "EURODOLLAR TRANCHE PERIOD" shall mean, with respect to a Eurodollar Tranche, a period greater than or equal to seven days commencing on a Business Day requested by the Servicer and agreed to by the Bank in accordance with
Section 2.5. If such Eurodollar Tranche Period would end on a day which is not a Business Day, such Eurodollar Tranche Period shall end on the next succeeding Business Day, unless such extension would cause the last day of such Eurodollar Tranche Period to occur in the next following calendar month, in which event the last day of such Eurodollar Tranche Period shall occur on the next preceding Business Day.

         "EVENT OF TERMINATION" shall, with respect to AAFC, mean (i) with respect to any Plan, a reportable event, as defined in Section 4043(b) of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, or (ii) the withdrawal of AAFC, as the case may be, or any ERISA Affiliate from a Plan during a plan year in which it is a substantial employer, as defined in Section 4043(b) of ERISA, or (iii) the failure by AAFC or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Internal Revenue Code or
Section 302(e) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by AAFC or any ERISA Affiliate to terminate any Plan, or (v) the adoption of an amendment to any Plan that pursuant to Section 401(a)(29) of the Internal Revenue Code or
Section 307 of ERISA would result in the loss of tax-exempt status of the trust of which such Plan is a part if AAFC or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections, or (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (vii) the receipt by AAFC or any ERISA Affiliate of a notice from a Multiemployer Plan that action of the type described in the previous clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) the complete or partial withdrawal from a Multiemployer Plan by AAFC or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default), or (ix) the receipt by AAFC or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, or (x) any event or circumstance exists which may reasonably be expected to constitute grounds for AAFC or any ERISA Affiliate to incur liability under Title IV of ERISA or under Sections 412(c)(11) or 412(n) of the Internal Revenue Code with respect to any Plan.

         "EXCESS SPREAD CONDITION" shall be deemed to have occurred if the weighted average Tranche Rate with respect to any Collection Period shall be greater than 7.25%.

         "EXCESS SPREAD PERCENTAGE" shall mean, for any Settlement Date, (i) the weighted average APR of the Receivables (taking into account any Interest Rate Cap maintained pursuant to Section 2.14 hereof) as of the last day of the immediately preceding Collection Period, minus (ii) the weighted average

Tranche Rate with respect to the related Collection Period, minus (iii) 1.00%, minus (iv) the Loss Ratio for such Collection Period.

         "EXPENSE AND TAX-SHARING AGREEMENT" shall mean the Office Space, Administrative and Office Support Services, and Tax Allocation Agreement dated as of June 14, 1996, between AAFC and the Transferor.

         "FACILITY DOCUMENTS" shall mean collectively, this Agreement, each Supplemental Conveyance, the Purchase Agreement, the Lockbox Agreements, the Custodial Agreement, the Support Agreement, the Expense and Tax-Sharing Agreement and all other agreements, documents and instruments delivered pursuant thereto or in connection therewith.

         "FINANCE CHARGE COLLECTIONS" shall mean as to any Collection Period, the sum of the following amounts with respect to such Collection Period: (i) that portion of Collections with respect to the Receivables that are properly designated in the Contracts as Finance Charges, (ii) Liquidation Proceeds to the extent allocable to interest due thereon in accordance with the Servicer's customary servicing procedures, and (iii) the Repurchase Amount of each Receivable that was repurchased or repaid pursuant to Section 2.12, 2.13, 2.16 or 3.2 (the last paragraph thereof) during the related Collection Period to the extent attributable to accrued interest thereon.

         "FINANCE CHARGES" shall mean, with respect to a Contract, any finance, interest or similar charges (other than any Supplemental Servicing Fee) owing by the Obligor pursuant to such Contract.

         "FINANCED VEHICLE" shall mean, with respect to a Receivable, the new or used automobile or light-duty truck, together with all accessories thereto, securing the related Obligor's indebtedness thereunder.

         "INCREASE DATE" shall mean any Business Day prior to the Termination Date on which the Aggregate Net Investment is increased pursuant to Section 2.3 hereof.

         "INCREASE DATE NOTICE" shall mean the notice delivered by the Transferor with respect to each Increase Date pursuant to Section 2.3 hereof.

         "INCREMENTAL ENHANCEMENT CONDITION" shall mean, on any date of determination, (i) the annualized average of the Portfolio Loss Ratios for any three consecutive Collection Periods shall exceed 2.5% or (ii) the average of the Delinquency Ratios for any three consecutive Collection Periods shall exceed 2.0%; PROVIDED, HOWEVER, that an Incremental Enhancement Condition shall no longer be deemed to be continuing if (x) with respect to the Incremental Enhancement Condition referred to in clause (i), the annualized average of the Portfolio Loss Ratios for any three consecutive Collection Periods subsequent to the occurrence of such Condition shall be less than 2.5%, and (y) with respect to the Incremental Enhancement Condition referred to in clause (ii), the average of the Delinquency Ratios for any three Collection Periods subsequent to the occurrence of such Condition shall be less than 2.0%. Notwithstanding the foregoing, for any date of determination with respect to the first or the second Collection Period following the initial Increase Date, the Incremental Enhancement Condition shall be determined on the basis of the annualized average of the Portfolio Loss Ratios or the average of the Delinquency Ratios, as applicable, for such Collection Period or Collection Periods as the case may be.

         "INDEMNIFIED AMOUNTS" shall have the meaning specified in Section 8.1.

         "INSURANCE POLICY" shall mean, with respect to a Receivable, any insurance policy benefiting the holder of the Receivable providing loss or physical damage, credit life, credit disability, theft, mechanical breakdown or similar coverage with respect to the Financed Vehicle or the Obligor.

         "INTEREST RATE CAP" shall mean the Eligible Interest Cap Agreement entered into by the Transferor for the benefit of the Bank with the Interest Rate Cap Provider pursuant to Section 2.14.

         "INTEREST RATE CAP PAYMENT" shall mean, on each Settlement Date, any payment made by the Interest Rate Cap Provider to the Collection Account.

         "INTEREST RATE CAP PROVIDER" shall mean the counterparty to the Interest Rate Cap, in its capacity as obligor under the Interest Rate Cap.

         "LIBOR" shall mean, for any Eurodollar Tranche Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which deposits in Dollars are offered to the Bank by first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Eurodollar Tranche Period, such United States dollar deposits in immediately available funds for a period, and in an amount, comparable to the Eurodollar Tranche Period and principal amount of such Eurodollar Tranche.

         "LIBOR RESERVE PERCENTAGE" shall mean, for any Eurodollar Tranche and any Eurodollar Tranche Period therefor, the maximum reserve percentage, if any, applicable to the Bank under Regulation D during such Tranche Period (or if more than one percentage shall be applicable, the daily average of such percentages for those days in such Tranche Period during which any such percentage shall be applicable) for determining the Bank's reserve requirement (including any marginal, supplemental or emergency reserves) with respect to liabilities or assets having a term comparable to such interest period consisting or included in the computation of Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System). Without limiting the effect of the foregoing, but without duplicating the provisions of Section 8.3, the LIBOR Reserve Percentage shall reflect any other reserves required to be maintained by the Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which LIBOR is to be determined or (b) any category of extensions of credit or other assets which include LIBOR-based credits or assets.

         "LIEN" shall mean a security interest, lien, charge, pledge, equity or encumbrance of any kind, other than tax liens, mechanics' liens and any liens which attach to the respective Receivable by operation of law as a result of any act or omission by the related Obligor.

         "LIQUIDATED RECEIVABLE" shall mean a Receivable which, by its terms, is delinquent more than 120 days or, with respect to Receivables that are delinquent less than 120 days, the Servicer has (i) determined, in accordance with its customary servicing procedures, that eventual payment in full is unlikely, (ii) repossessed the Financed Vehicle, (iii) received notification that the Obligor is the subject of a bankruptcy, insolvency or similar proceeding or (iv) allocated a reserve for possible loss or recognized an estimated or actual loss.


         "LIQUIDATION PROCEEDS" shall mean the monies collected from whatever source, on a Liquidated Receivable, net of the sum of any amounts expended by the Servicer for the account of the Obligor, plus any amounts required by law to be remitted to the Obligor; PROVIDED, HOWEVER, that the Liquidation Proceeds with respect to any Receivable shall in no event be less than zero.

         "LOCKBOX ACCOUNT" shall mean a demand deposit account identified on Exhibit G hereto maintained with a Permitted Lockbox Bank pursuant to the Lockbox Agreement for the purpose of depositing payments made by the Obligors or such other account of which the Transferor may have notified the Bank from time to time.

         "LOCKBOX AGREEMENT" shall mean the agreement relating to lockbox services in connection with a Permitted Lockbox and related Lockbox Account which are in compliance with Section 6.8 hereof and otherwise in form and substance satisfactory to the Bank, which have been executed and delivered by AAFC to a Permitted Lockbox Bank.

         "LOSS RATIO" shall mean, as of any date of determination and for any Collection Period, a fraction, expressed as a percentage, the numerator of which equals the Portfolio Loss for such Collection Period and the denominator of which equals the aggregate Principal Balance of all Receivables as of the first day of such Collection Period.

         "MATERIAL ADVERSE EFFECT" shall mean, with respect to either the Transferor or AAFC, as applicable, a material adverse effect on (i) the financial condition or operations of the Transferor or AAFC and its Subsidiaries, as the case may be, taken as one enterprise, (ii) the ability of the Transferor or AAFC, as the case may be, to perform its obligations under this Agreement, (iii) the legality, validity or enforceability of this Agreement, (iv) the Bank's interest in the Receivables or in any significant portion thereof, or (v) the collectibility of the aggregate amount of Receivables or of any significant portion of the Receivables, other than, in the case of clauses (i) through (v), such Material Adverse Effects which are the direct result of actions or omissions of the Bank.

         "MAXIMUM COMMITMENT" shall mean $35,000,000, or such other amount agreed to by the Transferor and the Bank.

         "MAXIMUM SUBORDINATED AMOUNT" shall mean, on any date of determination, (a) as long as no Incremental Enhancement Condition shall have occurred and be continuing, the difference between (i) the Aggregate Net Investment divided by 1 minus .15 and (ii) the Aggregate Net Investment, and
(b) if an Incremental Enhancement Condition shall have occurred and be continuing, the difference between (i) the Aggregate Net Investment divided by 1 minus .225 and (ii) the Aggregate Net Investment.

         "MONTHLY REPORT" shall mean a report prepared by the Servicer in substantially the form of Exhibit D hereto.

         "MOODY'S" shall mean Moody's Investors Service, Inc., together with its successors.

         "MULTIEMPLOYER PLAN" means, with respect to AAFC, a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by AAFC or any ERISA Affiliate on behalf of its employees and which is covered by Title V of ERISA.

         "NET INVESTMENT ADDITIONAL AMOUNTS" on any Increase Date shall mean the amount paid by the Bank to the Transferor, which amount shall equal the maximum amount requested by the Transferor in the Increase Date Notice that
(i) allows the conditions set forth in Section 4.2(h) hereof to be satisfied and
(ii) when added to the Aggregate Net Investment, is not greater than the Maximum Commitment on such Increase Date.

         "OBLIGOR" shall mean any Person obligated to make payments pursuant to a Contract.

    "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "PERMITTED LOCKBOX" shall mean a post office box identified on Exhibit G hereto maintained by a Permitted Lockbox Bank for the purpose of receiving payments made by the Obligors or such other post office box as the Servicer may identify to the Bank from time to time.

         "PERMITTED LOCKBOX BANK" shall mean a bank identified on Exhibit G hereto or such other bank as the Servicer may identify to the Bank from time to time.

         "PERSON" shall mean any corporation (including a business trust), natural person, firm, joint venture, joint stock company, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

         "PLAN" means any employee benefit or other plan which is or was at any time during the current year or immediately preceding five years established or maintained by AAFC or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

         "POOL BALANCE" for any date of determination shall mean the aggregate Principal Balance of the Receivables as of the close of business on the last day of the prior Collection Period, plus the aggregate of all amounts received as payments of principal in respect of Receivables (whether by or on behalf of the Obligors or from the Transferor) during the prior Collection Period, plus the Principal Balance of Additional Receivables designated since such day as shown in an Addition Date Statement.

         "PORTFOLIO LOSS" shall mean, with respect to any Collection Period, the aggregate Principal Balance of Liquidated Receivables during such Collection Period net of all Liquidation Proceeds (including estimated Liquidation Proceeds) received (or estimated to be received) during such Collection Period.

         "PORTFOLIO LOSS RATIO" shall mean, as of any date of determination and for any Collection Period, a fraction, expressed as a percentage, the numerator of which equals the AAFC Portfolio Loss for such Collection Period and the denominator of which equals the aggregate Principal Balance of all AAFC Portfolio Receivables as of the first day of such Collection Period.

         "POTENTIAL TERMINATION EVENT" shall mean an event which, but for the lapse of time or the giving of notice or both, would constitute a Termination Event.

         "PRINCIPAL BALANCE" of a Receivable, as of the close of business on the last day of a Collection Period, means the Amount

Financed MINUS the sum of (i) that portion of all amounts paid by or on behalf of the related Obligor allocable to principal using the Simple Interest Method,
(ii) any payments made by the Transferor and allocable to principal pursuant to
Section 2.16, and (iii) any payment of the Repurchase Amount with respect to the Receivable allocable to principal.

         "PRINCIPAL COLLECTIONS" means, for any Settlement Date, the sum of the following amounts with respect to the preceding Collection Period: (i) that portion of all Collections on Receivables allocable to principal, (ii) Liquidation Proceeds attributable to principal in accordance with the Servicer's customary servicing procedures, (iii) to the extent attributable to principal, the Repurchase Amount of each Receivable that was repurchased pursuant to Sections 2.12, 2.13 or 3.2 (the last paragraph thereof) during the related Collection Period, (iv) to the extent allocable to principal, any payments by the Transferor pursuant to Section 2.16, and (v) any prepayment (whether partial or in full) with respect to the Receivables allocable to principal.

         "PRINCIPAL DISTRIBUTION AMOUNT" shall mean, with respect to any Settlement Date, the Bank Percentage of: (i) the amount of all payments and prepayments, if any, allocated to principal during the related Collection Period; (ii) the principal portion of all payments by the Transferor pursuant to
Section 2.16 received during the related Collection Period; and (iii) the portion of the Repurchase Amount allocated to principal during the related Collection Period.

         "PROCEEDS" shall mean "proceeds" as defined in Section 9-306(l) of the Relevant UCC.

         "PURCHASE AGREEMENT" shall mean the Purchase Agreement dated as of June 14, 1996, by and between AAFC, as seller, and the Transferor, as buyer.

         "RECEIVABLE" shall mean any retail installment sale contract arising out of or in connection with the sale of new or used automobiles or light-duty trucks and includes the right of payment of any Finance Charges and other obligations of the Obligor with respect thereto, originated by dealers or AAFC and sold by AAFC to the Transferor under the Purchase Agreement, which shall appear on Schedule 1 hereto (which Schedule 1 may be in the form of a computer file or microfiche list), as amended or modified on each Addition Date and otherwise from time to time pursuant to the terms hereof.

         "RECORDS" shall mean, with respect to each Receivable, all factory invoices and work orders describing the related Financed Vehicle, the bill of sale and guaranty of title, insurance policies, tax receipts, property and casualty insurance policies or binders naming the Servicer as loss payee or additional named insured, as is appropriate, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, all documentation in connection with any modification, release, accommodation, consigning or guaranty of the Receivable and all other documents and instruments, including all books, records, files, tapes, correspondence and other information or materials (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to the Receivable, the Contract, the Title and the Financed Vehicle relating to the Receivable and this Agreement.

         "REGULATION D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended, supplemented or otherwise modified and in effect from time to time.

         "REGULATORY CHANGE" shall mean any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the Bank) of or under any United States (federal, state or municipal) or foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

         "RELATED SECURITY" shall mean, with respect to any Receivable:

         (i) all of the Transferor's interest in the Financed Vehicle, and all of the Transferor's interest in all insurance contracts with respect thereto;

         (ii) all of the Transferor's right, title and interest in, to and under the Purchase Agreement with respect to such Receivable, including, without limitation, all amounts due or to become due to the Transferor from AAFC under such Agreement and all rights, remedies, powers, privileges and claims of the Transferor against AAFC under the Purchase Agreement with respect to such Receivable (whether arising pursuant to the terms of the Purchase Agreement or otherwise available to the Transferor at law or in equity);

         (iii) all of the Transferor's interest in all other security interest or liens and property subject thereto from time to time, if any, purporting to secure payment of the Contract related thereto, whether pursuant to such Contract or otherwise, together with all financing statements signed by an Obligor and security agreements describing any collateral securing such Contract;

         (iv) all of the Transferor's interest in all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

         (v) all of the Transferor's interest in Dealer Recourse and all service contracts and other contracts and agreements associated with such Receivable;

         (vi) all of the Transferor's interest in Contract Files and all Records related to such Receivable; and

         (vii) all proceeds of the foregoing.

         "RELEVANT UCC" shall mean the Uniform Commercial Code as in effect from time to time in all applicable jurisdictions.

         "REPURCHASE AMOUNT" shall mean the amount described in Section 2.12(a) and payable in accordance with Sections 2.12, 2.13 and 3.2 (the last paragraph thereof).

         "RESPONSIBLE OFFICER" shall mean, with respect to any Person, the chief executive officer, principal financial officer, treasurer or controller of such Person.

         "S&P" shall mean Standard & Poor's Rating Group, together with its successors.

         "SECTION 8.2 COSTS" shall have the meaning specified in Section 8.2.

         "SECTION 8.3 COSTS" shall have the meaning specified in Section
8.3(c).

         "SERVICER" shall mean, initially, AAFC, and any successor Servicer designated pursuant to Section 6.7.

         "SERVICER DEFAULT" shall have the meaning specified in Section 6.9.

         "SERVICING FEE" shall mean, with respect to each Collection Period, a fee equal to 1/12 of 1.0% of the daily weighted average Pool Balance during such Collection Period, payable from the Collection Account to the Servicer from available Collections in accordance with Section 2.8(c).

         "SETTLEMENT DATE" shall mean the fifteenth (15th) day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day.

         "SIMPLE INTEREST METHOD" means the method of allocating a fixed level payment to principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the product of the APR multiplied by the unpaid principal balance, multiplied by the quotient obtained by calculating the period of time elapsed since the preceding payment of interest was made and dividing such period of time by

360, provided that each monthly period shall be deemed to have 30 days.

         "SUBSIDIARY" shall mean, for any Person, any corporation or other business organization 50% or more of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more such corporations or organizations or by such Person and one or more such corporations or organizations, and any partnership of which such Person or any such corporation or organization is a general partner.

         "SUPPLEMENTAL CONVEYANCE" shall mean the Supplemental Conveyance required to be delivered on each Addition Date pursuant to Section 2.4(b)(ii) hereof.

         "SUPPLEMENTAL SERVICING FEE" shall mean, on each Settlement Date, all late fees, prepayment charges and other administrative fees and expenses or similar charges allowed by applicable law with respect to the Receivables, collected (from whatever source) on the Receivables during the preceding Collection Period.

         "SUPPORT AGREEMENT" shall mean the Support Agreement dated as of June 14, 1996, executed by UAG in favor of the Transferor, and any amendments or modifications thereto.

         "TERMINATION DATE" shall mean the earlier to occur of (i) the occurrence of a Termination Event and the Bank's delivery of a notice of termination pursuant to Section 7.2 and (ii) June 13, 1997, or such later date agreed to between the Bank and the Transferor.

         "TERMINATION EVENT" shall mean an event described in Section 7.1.

         "TITLE" means, with respect to a Financed Vehicle, an original certificate of title, certificate of lien or other notification issued by the registrar of titles of the applicable state to a secured party which indicates that the lien of the secured party on the Financed Vehicle is recorded on the original certificate of title. In any jurisdiction in which the original certificate of title is required to be given to the Obligor, the term "Title" shall mean only a certificate or notification issued to a secured party.

         "TRANCHE" shall mean a portion of the Aggregate Net Investment allocated to a Tranche Period pursuant to Section 2.5.

         "TRANCHE PERIOD" shall mean a CBR Tranche Period or a Eurodollar Tranche Period.

         "TRANCHE RATE" shall mean the Corporate Base Rate or the Eurodollar
Rate.

         "TRANCHE SELECTION NOTICE" shall mean a written notice provided by the Servicer to the Bank pursuant to Section 2.5(a) in substantially the form of Exhibit A hereto.

         "TRANSFEROR" shall mean Atlantic Auto Second Funding Corporation, a Delaware corporation, and its successors and permitted assigns.

         "TRANSFEROR AMOUNT" shall mean the positive difference, if any, between the Pool Balance and the Aggregate Net Investment.

         "TRANSFEROR FINANCE CHARGE COLLECTIONS" shall mean with respect to any Collection Period, the Transferor Percentage of the sum of (i) Finance Charge Collections and (ii) Interest Rate Cap Payments, if any, for such Collection Period MINUS the Transferor Percentage of the Servicing Fee for such Collection Period.

         "TRANSFEROR PERCENTAGE" shall mean, with respect to any Collection Period, 100% MINUS the Bank Percentage for such Collection Period.

         "TRANSFEROR PRINCIPAL COLLECTIONS" shall mean with respect to any Collection Period, the Transferor Percentage of Principal Collections for such Collection Period.

         "TRANSFERRED INTEREST" shall mean, the Bank's (a) fractional undivided interest in (i) each and every Receivable identified on Schedule 1 hereto, (ii) all Related Security with respect to each such Receivable, (iii) all Collections with respect thereto, and (iv) all Proceeds of the foregoing and (b) interest in the Purchase Agreement and the Support Agreement.

         "UAG" shall mean United Auto Group, Inc., a Delaware corporation, and its successors and assigns.

         "VSI POLICY" means the vendors single interest physical damage insurance policy maintained with respect to the Receivables, a copy of which is attached as EXHIBIT D to the Purchase Agreement.

         SECTION 1.2. COMPUTATION OF TIME PERIODS. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding."


                                      ARTICLE II

                              TRANSFERS AND SETTLEMENTS

         SECTION 2.1. COMMITMENT. Upon the terms and subject to the conditions herein set forth, the Bank agrees to purchase a fractional undivided interest in the Receivables represented by the Transferred Interest from time to time during the period from and including the Closing Date to but excluding the Termination Date in an aggregate principal amount at any one time outstanding not to exceed the Maximum Commitment.

         SECTION 2.2. TRANSFERS AND ASSIGNMENTS. The Transferor hereby assigns, transfers and conveys to the Bank and its successors and assigns a fractional undivided interest in all of the Transferor's right, title, and interest, whether now owned or hereafter acquired, in and to (i) the Receivables listed on Schedule 1 hereto and all Additional Receivables that become Receivables pursuant to Section 2.4, (ii) the Related Security with respect to such Receivables, (iii) all Collections, including all cash collections and other cash proceeds of the Receivables, exclusive of any amounts allocable to the premium for physical damage insurance force-placed by AAFC covering any related Financed Vehicle, (iv) the Interest Rate Cap and all Interest Rate Cap Payments, if any, (v) all monies from time to time on deposit in the Lockbox Accounts relating to the Receivables and the Collection Account, (vi) all cash and non-cash proceeds of any of the foregoing, (vii) the Purchase Agreement and
(viii) the Support Agreement. In the event that such assignment, transfer or conveyance is deemed to constitute a pledge rather than an assignment of the aforementioned property, the Transferor does hereby grant to the Bank a first priority perfected security interest therein. The possession by the Bank or its transferee of notes and such other goods, letters of credit, advises of credit, money, documents, chattel paper or certificated securities shall be deemed to be "possession by the secured party," for purposes of perfecting the security interest pursuant to the Relevant UCC (including, without limitation, Section 9-305 thereof). Notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, bailees or agents (as applicable) of the Bank or its transferee for the purpose of perfecting such security interest under applicable laws. The foregoing conveyance does not constitute an assumption by the Bank or its successors and assigns of any obligations of the Transferor to Obligors or to any other Person in connection with Receivables or under any agreement or instrument relating to the Receivables.

         In connection with such transfer, the Transferor agrees to record and file, at its own expense, financing statements with respect to the Receivables now existing and hereafter created for the transfer of chattel paper and general intangibles (each as defined in Article 9 of the Relevant UCC) meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the transfer and assignment of the undivided interest in the Receivables to the Bank, and to deliver a file-stamped copy of such financing statements or other evidence of such filing satisfactory to the Bank on or prior to the Closing Date.

         In connection with such transfer, the Transferor further agrees to deliver or cause AAFC to deliver to the Custodian the Contract Files relating to the Receivables.

         The Transferor shall maintain its books and records so that such records that refer to a Receivable shall indicate clearly that an interest in such Receivable has been transferred to the Bank. Indication of the Bank's interest in a Receivable shall be deleted from or modified on the Transferor's records when, and only when, the Receivable shall have been paid in full or the Bank's interest in such Receivable shall have been repurchased or repaid by the Transferor or the Servicer hereunder. In addition, the Servicer shall maintain its computer systems so that the Servicer's master computer records (including any back-up archives) that refer to a Receivable shall indicate clearly that such Receivable has been sold to the Transferor pursuant to the Purchase Agreement and that an interest in such Receivable has been transferred and assigned to the Bank. Indication of the Bank's undivided interest in a Receivable shall be deleted from or modified on the Servicer's computer system when, and only when, the Receivable shall have been paid in full or the Bank's undivided interest in such Receivable shall have been repurchased or repaid by the Transferor or the Servicer hereunder. The Servicer agrees to deliver to the Bank a list, which may be a computer file or microfiche list, containing a true and complete schedule of all such Receivables, identified by account number and by Principal Balance as of the origination date of such Receivable. Such file or list shall be marked as the "Receivables Schedule" and Schedule 1 to this Agreement, delivered to the Bank as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement.

         SECTION 2.3. INCREASE OF AGGREGATE NET INVESTMENT. On any Increase Date, but no more than twice during any weekly period, the Transferor may request by delivery of an Increase Date Notice in the form of Exhibit I hereto (which Notice may be incorporated into the Addition Date Statement if an Increase Date and Addition Date will occur on the same day) that the Bank increase its Aggregate Net Investment by acquiring from the Transferor on such Increase Date a specified additional undivided interest in the Receivables (including any Additional Receivables) in a specified amount equal to no less than $500,000 ($1,000,000 in the case of the initial Increase Date) (each such amount, the "NET INVESTMENT ADDITIONAL AMOUNT"); PROVIDED, HOWEVER, that if such Increase Date is also a Settlement Date, then the Net Investment Additional Amount may be in an amount equal to the amount, if any, by which the Aggregate Net Investment would be reduced by the distributions pursuant to Section 2.8(c)(5) on such Settlement Date; and PROVIDED FURTHER, HOWEVER, that in no event shall the Net Investment Additional Amount on any Increase Date, together with the Aggregate Net Investment (before giving effect to such Net Investment Additional Amount), exceed the Maximum Commitment. Subject to satisfaction of the conditions precedent to the obligation of the Bank to purchase the Net Investment Additional Amount set forth in Section 4.2, the Bank shall pay to the Transferor an amount equal to the Net Investment Additional Amount and the Transferor shall, automatically upon receipt of such payment, transfer to the Bank, without recourse, an additional undivided interest in Receivables equal to such Net Investment Additional Amount. The Net Investment Additional Amount paid by the Bank to the Transferor on the initial Increase Date shall be equal to the maximum amount requested by the Transferor that allows the condition set forth in Section 4.2(h) to be satisfied.

         SECTION 2.4.  ADDITIONAL RECEIVABLES.


         (a) The Transferor may at any time prior to the Termination Date designate additional Eligible Receivables to be included as Receivables hereunder ("ADDITIONAL RECEIVABLES").

         (b) Designation of Additional Receivables on any Addition Date shall occur upon the satisfaction in any order of the following conditions:

         (i) On or before the Business Day preceding such Addition Date, the Transferor shall give the Bank notice of the addition of such Additional Receivables, specifying such Addition Date and the aggregate Principal Balance of such Additional Receivables as of such Addition Date;

         (ii) On or prior to such Addition Date, the Transferor, the Servicer and the Bank shall have executed a supplemental conveyance in substantially the form of Exhibit J to this Agreement (a "SUPPLEMENTAL CONVEYANCE");

         (iii) On or prior to such Addition Date, the Transferor or the Servicer shall have delivered to the Bank a completed Addition Date Statement in the form of Exhibit K hereto, which Addition Date Statement shall specify, among other things, the sum of the Pool Balance as determined in the most recent Monthly Report, the aggregate Principal Balance of Additional Receivables added since the date of such Monthly Report and the aggregate Principal Balance of Additional Receivables to be added on such Addition Date; and

         (iv) On or prior to such Addition Date, all of the applicable conditions set forth in Section 4.2 hereof shall have been satisfied.

         SECTION 2.5.  SELECTION OF TRANCHE PERIODS AND TRANCHE RATES.


(a) At all times hereafter, but prior to the Termination Date, the Servicer shall, subject to availability as described and the limitations described below, request Tranche Periods and Tranche Rates applicable thereto and allocate the Aggregate Net Investment to one or more selected Tranche Periods, so that the aggregate amounts allocated to outstanding Tranche

Periods at all times shall equal the Aggregate Net Investment; PROVIDED, HOWEVER, that at no time other than the thirty day period immediately preceding a term securitization transaction shall there be more than three (3) CBR Tranches outstanding. The Servicer shall, in the case of a Tranche Rate based on the Eurodollar Rate, three (3) Business Days prior to the issuance of a particular Tranche or Tranches and in the case of a Tranche Rate based on the Corporate Base Rate, on the day such Tranche is requested, give the Bank irrevocable written notice of such instructions in the form attached hereto as Exhibit A (each such notice, a "TRANCHE SELECTION NOTICE"); PROVIDED, HOWEVER, that (i) if no such notice is given, the Tranche Period shall be 30 days (or such lesser number of days as remain to the Termination Date) or (ii) if the Bank determines, in its sole discretion, that the Tranche Period requested by the Servicer is unavailable or uneconomical, the Bank may select any other Tranche Period; PROVIDED that prior to effecting such selection, the Bank shall use its best efforts to consult with and obtain the consent of the Servicer. After its receipt of any such Tranche Selection Notice, the Bank shall promptly confirm to the Servicer the Tranche Rate(s), the Tranche Period(s) and the amount of the Aggregate Net Investment allocated to each such Tranche. Each Tranche Period requested by the Servicer and approved by the Bank shall end on a Business Day. In the case of any Tranche Period scheduled to end after the Termination Date, such Tranche Period shall end instead on such Termination Date.

         (b) Upon the occurrence and continuation of a Termination Event, the Bank may, in its sole discretion, at any time or from time to time, by written notice to the Servicer, declare any Tranche Period to be terminated and allocate the amount of Aggregate Net Investment allocated to the Tranche for such Tranche Period to one or more other Tranches and Tranche Periods as the Bank shall select. The Bank shall be entitled to Early Collection Fees and indemnification from the Transferor in accordance with Section 8.1 in the event that a Tranche Period is ended before its scheduled final day due to the occurrence of a Termination Event.

         (c) At all times on and after the Termination Date occurring for the reason set forth in clause (i) of the definition of such term, the Bank may declare the Tranche Rates applicable to the Aggregate Net Investment to be equal to the Corporate Base Rate plus 2%.

         SECTION 2.6. DISCOUNT AND OTHER COSTS AND EXPENSES. The Transferor hereby agrees to pay to the Bank as and when due in accordance with this Agreement, the Discount. Discount based on the Tranche Rate shall accrue with respect to each Tranche on each day occurring during the Tranche Period related thereto. Discount accrued on each Tranche shall be payable on the last day of the applicable Tranche Period. If any amount hereunder shall be payable on a day which is not a Business Day, such amount shall be payable on the next succeeding Business Day (unless the amount is payable in respect of a Tranche, the Tranche Rate of which is determined by reference to the Eurodollar Rate, and the next succeeding Business Day is in the next calendar month, in which event the amount shall be payable on the next preceding Business Day). Discount shall be calculated for the actual days elapsed on the basis of a year of 360 days for all Tranche Periods other than those calculated by reference to the Corporate Base Rate, and or the basis of a 365- or 366-day year, as the case may be, for the CBR Tranche Period. Nothing in this Agreement shall limit in any way the obligations of the Transferor to pay the amounts set forth in this Section 2.6.

         SECTION 2.7. PROTECTION OF OWNERSHIP OF THE BANK. The Transferor agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all action that the Bank may reasonably request in order to perfect or protect the Transferred Interest or to enable the Bank to exercise or enforce any of its rights hereunder. Without limiting the foregoing, the Transferor will, upon the request of the Bank, in order to accurately reflect this transaction, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as permitted pursuant to Section 9.6 hereof) as may be reasonably requested by the Bank and mark its master data processing records with a notation describing the acquisition by the Bank of the Transferred Interest, as the Bank may reasonably request. To the fullest extent permitted by applicable law, the Bank shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Transferor's signature in such cases where the Transferor is obligated hereunder to sign such statements, amendments or assignments if, after written notice to the Transferor, the Transferor shall have failed to sign such continuation statements, amendments or assignments within ten (10) Business Days after receipt of such notice from the Bank. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement. The Transferor shall neither change its name, identity or corporate structure (within the meaning of Section 9-402(7) of any applicable enactment of the Relevant UCC), nor relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Bank at least fifteen (15) days' prior notice thereof and
(ii) delivered to the Bank all financing statements, instruments and other documents requested by the Bank in connection with such change or relocation.

         SECTION 2.8.  ALLOCATION AND APPLICATION OF COLLECTIONS.

         (a) GENERAL SETTLEMENT PROCEDURES. The Servicer shall remit to the Collection Account all Collections (other than Repurchase Amounts and repayments pursuant to Section 2.16) within two Business Days of receipt thereof. The Servicer and the Transferor shall deposit or cause to be deposited in the Collection Account the Repurchase Amounts and repayments pursuant to Section
2.16 when such obligations are due.

         (b) PAYMENT OF DISCOUNT. The Transferor hereby agrees to pay to the Bank, from Finance Charge Collections and moneys retained in the Collection Account on prior Settlement Dates pursuant to Section 2.8(c), Advances, if any, and other funds contributed by the Transferor or the Servicer, on the last day of each Tranche Period, in accordance with the terms of this Agreement, all amounts due and payable with respect to the accrued Discount on such day.

         (c) SERVICER ALLOCATIONS. On each Settlement Date, the Servicer shall prior to 12:00 noon, New York City time, cause to be made the following distributions and transfers in the amounts set forth in the related Monthly Report in the following priority from the aggregate Collections on the
Receivables:

              (1) from Finance Charge Collections in respect of prior Collection Periods, to reimburse the Servicer for any Advances made with respect to the preceding Collection Period and any unreimbursed Advances from prior Collection Periods; PROVIDED, HOWEVER, that if a Termination Event has occurred and is continuing and AAFC is the Servicer, such Advances shall be reimbursed pursuant to clause (10) below; PROVIDED FURTHER, HOWEVER, that the Servicer may, in its sole discretion, defer the reimbursement of any such Advances to a future Settlement Date;

              (2) from Finance Charge Collections remaining in respect of the preceding Collection Period, to the Servicer in payment of the Servicing Fee for the preceding Collection Period and any unpaid Servicing Fees from prior Collection Periods;

              (3) from Bank Finance Charge Collections, Advances (if any) and Collections retained in the Collection Account from prior Settlement Dates pursuant to clause (4) below, to pay to the Bank any Discount due on such Settlement Date;

              (4) from Bank Finance Charge Collections remaining and Advances (if any), to retain in the Collection Account any accrued and unpaid Discount through the related Determination Date;

              (5)(A) on each Settlement Date prior to the Termination Date, from Bank Principal Collections and Bank Finance Charge Collections remaining, to the Bank in an amount equal to the Principal Distribution Amount to be used to reduce the Aggregate Net Investment until such time as the Aggregate Net Investment shall be reduced to zero, PROVIDED that if the conditions specified in Section 4.2 hereof shall have been satisfied on such Settlement Date, the amount equal to the Principal Distribution Amount shall be treated as a Net Investment Additional Amount and therefore, paid to the Transferor (such that after such treatment and payment, the Aggregate Net Investment remains unchanged); and (B) on each Settlement Date on or after the Termination Date, from Bank Principal Collections and Bank Finance Charge Collections remaining, to the Bank to be used to reduce the Aggregate Net Investment until such time as the Aggregate Net Investment shall be reduced to zero;

              (6) to the Bank, from and to the extent of remaining Bank Finance Charge Collections and Bank Principal Collections, an amount equal to the aggregate Principal Balance with respect to Liquidated Receivables;

              (7) to the Transferor, the remaining Bank Finance Charge Collections, if any;

              (8) to the Transferor, the Transferor Finance Charge Collections;

              (9) to the Transferor, the Transferor Principal Collections; and

              (10) if as a result of a Termination Event, no distribution was made to the Servicer pursuant to clause (1) above, from the Collections remaining, to reimburse the Servicer for any Advances made with respect to the preceding Collection Period and any unreimbursed Advances from prior Collection Periods.

         If on any Settlement Date the Bank Finance Charge Collections, Advances, if any, and Bank Principal Collections are insufficient to pay the sum of the amounts to be distributed or retained in the Collection Account on such Settlement Date pursuant to clauses (3), (4) and (5) above or in the event there remains unpaid any aggregate Principal Balance of Liquidated Receivables after the payment pursuant to clause (6) above, the Servicer shall deduct the amount of such shortfall or unpaid amount from the amounts to be distributed to the Transferor first pursuant to clause (7) above and second pursuant to clause (8) above and third pursuant to clause (9) above, in each case up to the amount described therein and subject to an aggregate amount on any Settlement Date equal to the Available Subordinated Amount for such Settlement Date. Any amounts so deducted shall (i) be applied to the shortfall in the order set forth above, (ii) reduce the amounts distributable to the Transferor and (iii) reduce the Available Subordinated Amount, but only to the extent of the amounts deducted pursuant to clause (9) above. The Available Subordinated Amount on any Settlement Date shall be increased by the amounts available to the Transferor pursuant to clauses (7), (8) and (9) above on such Date (after giving effect to the preceding sentence). Any amounts constituting the Supplemental Servicing Fee shall be paid to the Servicer as additional servicing compensation.

         (d) If on any Settlement Date an Incremental Enhancement Condition has occurred, then Servicer shall deduct from the amounts payable to the Transferor pursuant to (c) above and shall distribute to the Bank as a reduction of the Aggregate Net Investment any such amount to the extent necessary to cause the Bank's Percentage to equal 77.5%.

         SECTION 2.9. SERVICER ADVANCES. If, on any date on which Discount is due and payable or on any Settlement Date when accrued and unpaid Discount is required to be retained, Finance Charge Collections in respect of Receivables in the Collection Account or in the possession of the Servicer are insufficient to pay the Discount due or to be accrued on such date, then the Servicer may make an advance in the amount of such shortfall (each such advance, an "ADVANCE") and such Advance shall either be paid to the Bank on such date to the extent Discount is due and payable on such date or retained in the Collection Account to the extent Discount is not due and payable on such date. On each Settlement Date, the Servicer shall be entitled to reimbursement, in accordance with
Section 2.8(c)(1) or (10), for any Advances not previously reimbursed, without interest, from subsequent Finance Charge Collections.

         SECTION 2.10. PAYMENTS AND COMPUTATIONS, ETC. All amounts to be paid or deposited to the Bank by the Transferor or the Servicer hereunder shall be paid or deposited to Account Number 001-39-968 maintained at the office of Morgan Guaranty Trust Company of New York, New York, New York, For Credit to:
Morgan Guaranty Trust Company of New York - Delaware Branch until otherwise notified by the Bank in accordance with the terms hereof, no later than 2:00 p.m. (New York time) on the day when due in immediately available funds. The Transferor shall, to the extent permitted by law, pay to the Bank, upon demand, interest on all amounts not paid or deposited when due to the Bank hereunder at a rate equal to 1% per annum plus the Corporate Base Rate of interest as announced by Morgan Guaranty Trust Company of New York from time to time. All computations of interest hereunder shall be made on the basis of a year of 360 days (365 or 366 days, as applicable, for a CBR Tranche Period) for the actual number of days (including the first but excluding the last day) elapsed.

         SECTION 2.11. REPORTS. On or prior to each Determination Date, the Servicer shall prepare and forward to the Bank a Monthly Report in substantially the form of Exhibit D hereto, calculated as of the close of business of the Transferor on the last day of the preceding Collection Period. The Servicer shall include in the Monthly Report a determination of whether any Condition shall be deemed to have occurred during the preceding calendar month or whether any Condition shall be continuing during such preceding Collection Period, shall describe any such Condition, and shall evidence the calculation used to make such determination. The Transferor shall, or cause the Servicer to, furnish to the Bank at any time and from time to time, such other or further information in respect of the Receivables as are required hereunder or as the Bank may reasonably request.

         SECTION 2.12. OPTIONAL PURCHASE; RETRANSFER OF LIQUIDATED RECEIVABLES. (a) Subject to the next succeeding sentence, the Transferor shall have the right to repurchase all of the existing Receivables if, at any time, the Pool Balance of the Receivables falls below 10% of the Maximum Commitment. The Transferor shall be entitled to effectuate such reconveyance on the next Settlement Date following written notice to the Bank at a repurchase amount equal to the aggregate Principal Balance of the Receivables being purchased on such Settlement Date plus accrued and unpaid Finance Charges thereon through such Settlement Date (the "REPURCHASE AMOUNT").

         (b) The Transferor has the option, to be exercised in its sole and absolute discretion, to repurchase any Liquidated Receivable, by paying to the Servicer on the next Settlement Date the Repurchase Amount.

         (c) The Transferor shall have the right, at any time and from time to time, to repurchase all or any portion of the Receivables, upon at least ten
(10) Business Days' notice to the Bank stating the proposed date of such repurchase and the aggregate Principal Balance of Receivables to be repurchased, in connection with, and from the proceeds of, any term securitization transaction. The Transferor shall effectuate such repurchase by paying the Bank the Repurchase Amount.

         (d) If, on any day with respect to any Receivable which (i) has become a Liquidated Receivable which has been repurchased pursuant to Section 2.8(c), or (ii) has been repurchased by the Transferor pursuant to Section 2.12(a) or
(b), 2.13 or 3.2 (the last paragraph thereof) or repaid in full pursuant to
Section 2.16, then, in such event and upon payment of any Aggregate Unpaids (if all Receivables have been repurchased or repaid), the Bank shall, on such day and at the expense of the Transferor, (i) retransfer to the Transferor all of its right, title and interest in, to and under such Receivable and all Related Security and Collections with respect thereto, and all Proceeds of the foregoing and (ii) execute any and all instruments, certificates and other documents reasonably necessary to effect such retransfer. Each Monthly Report delivered by the Servicer shall state the aggregate Principal Balance of the repurchased and reconveyed Receivables for the preceding Collection Period.

         (e) The Servicer shall apply all Repurchase Amounts received pursuant to Section 2.12, 2.13 or 3.2 (the last paragraph thereof) and all payments received from the Transferor pursuant to Section 2.16 as Principal Collections and Finance Charge Collections, as the case may be, in accordance with Section 2.8.

         SECTION 2.13.  MANDATORY REPURCHASE UNDER CERTAIN CIRCUMSTANCES.
(a)The Transferor shall repurchase from the Bank all Receivables if at any time upon written advice of counsel, the Bank shall cease to have a first priority perfected security interest in the Receivables, free and clear of any lien, within three days of notice thereof by the Bank. The Repurchase Amount shall be paid by the Transferor to the Bank in accordance with Section 2.8.

         (b) The Transferor shall repurchase from the Bank any Receivable with respect to which the Bank has not received a Custodian Confirmation within fifteen (15) Business Days after such Receivable has been designated as a Receivable hereunder. Such repurchase shall be effectuated by the Transferor on the Settlement Date next following notice by the Bank that the Custodian's Certificate has not been received by payment to the Bank of the Repurchase Amount.

         SECTION 2.14. INTEREST RATE CAP AGREEMENT. On the Settlement Date immediately following receipt of a Monthly Report that indicates that an Excess Spread Condition shall have occurred, the Transferor shall, unless the Bank instructs otherwise, be obligated to provide at its own expense an Interest Rate Cap. In addition, the Transferor shall be required to provide an Interest Rate Cap on an Increase Date or an Addition Date, if required by the Bank pursuant to
Section 4.2(j). Payments made by the counterparty to such Interest Rate Cap shall be treated as Finance Charge Collections.

         SECTION 2.15. FEES. Notwithstanding any limitation on recourse contained in this Agreement, the Transferor shall pay the Commitment Fees as the same become due and payable.

         SECTION 2.16. DILUTION. If the Principal Balance of a Receivable is either (i) reduced or cancelled as a result of any (a) refunded item included in the Amount Financed, such as extended warranty protection plan costs or Insurance Policy premiums, (b) defective or rejected Financed Vehicle, goods or services, any cash discount or of any adjustment by the Transferor, or (ii) reduced or cancelled as a result of a set off in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), the Transferor shall pay to the Servicer on such day the amount of such reduction or, if such transferred Receivable is cancelled, the amount of the Principal Balance thereof, together with the Finance Charges accrued thereon through such day.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES

         SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF TRANSFEROR. The Transferor represents and warrants to the Bank on and as of the Closing Date, as of each Increase Date and as of each Addition Date that:

         (a) CORPORATE EXISTENCE AND POWER. The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business relating to the Transferor's purchasing and selling of receivables relating to sales of automobiles and light-duty trucks in each jurisdiction in which its business is now conducted.

         (b) DUE QUALIFICATION. The Transferor shall be duly qualified to do business as a foreign corporation in good standing, and shall have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

         (c) CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance by the Transferor of this Agreement and each other Facility Document are within the Transferor's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except as contemplated by Section 2.7), and do not contravene or violate, or constitute a default under, any provision of applicable law or to the best of Transferor's knowledge any order rule, or regulation applicable to the Transferor or of the Certificate of Incorporation or Bylaws of the Transferor or of any agreement of a material nature, judgment, injunction, order, decree or other instrument binding upon the Transferor or result in the creation or imposition of any lien on assets of the Transferor (except as contemplated by Section 2.7). The Transferor has obtained all approvals and releases of security interests from its creditors as are necessary to sell, transfer and assign the Transferred Interest to the Bank hereunder.

         (d) BINDING EFFECT. This Agreement and the other Facility Documents constitute the legal, valid and binding obligations of the Transferor, enforceable against the Transferor in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

         (e) ACCURACY OF INFORMATION. All information heretofore furnished by the Transferor for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all Increase Date Notices, Addition Date Statements and such other information hereafter furnished by the Transferor to the Bank will be, true and accurate in every material respect, on the date such information is stated or certified.

         (f) ACTIONS, SUITS. Except as set forth in Exhibit B, there are no actions, suits or proceedings pending, or to the knowledge of the Transferor threatened, against or affecting the Transferor or their respective properties, in or before any court, arbitrator or other body, which (i) may have a Material Adverse Effect, (ii) assert the invalidity of this Agreement, any of the other Facility Documents or any material amount of Receivables or (iii) seek to prevent the consummation of the transactions contemplated hereby or thereby.

         (g) PLACE OF BUSINESS. The chief place of business and chief executive office of the Transferor are located at 800 Perinton Hills Office Park, Fairport, New York 14450, and the offices where the Transferor keeps all the Records, are located at the addresses described on Exhibit C or such other locations notified to the Bank in accordance with Section 2.7 in jurisdictions where all action required by Section 2.7 has been taken and completed. Since its incorporation, the Transferor has not merged or consolidated with any other corporation or been the subject of any bankruptcy proceeding.

         (h) NAMES. Except as described in Exhibit F, the Transferor has not used any corporate names, tradenames or assumed names other than its name set forth on the signature pages of this Agreement.

         (i) USE OF PROCEEDS. No proceeds of the Net Investment Additional Amounts will be used for a purpose which violates, or would be inconsistent with regulations G, T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

         (j) NO TERMINATION EVENT. No Termination Event or Potential Termination Event has occurred on or before the Closing Date or Addition Date, as applicable.

         (k) FINANCIAL CONDITION. The Transferor is not insolvent or the subject of any bankruptcy proceeding and the transfer of the Receivables on such day will not be made in contemplation of the occurrence thereof.

         (l) TAXES. The Transferor has filed all income tax returns (federal, state and local) and all other material tax returns which are required to be filed by them and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it except for any such tax assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings.

         (m) BOOKS AND RECORDS. The Transferor has indicated on its books and records (including any computer files), that the Transferred Interest in the Receivables is the property of the Bank.

         (n) PERMITTED LOCKBOX BANKS. The names and addresses of all Permitted Lockbox Banks, together with the numbers of all Lockbox Accounts at such Permitted Lockbox Banks and the addresses of all related Permitted Lockboxes, are specified in Exhibit G (or such other Permitted Lockbox Banks, Lockbox Accounts and/or Permitted Lockboxes as have been notified by the Transferor to the Bank pursuant to Section 6.8).

         (o) INVESTMENT COMPANY. The Transferor is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         (p) FRAUD. There is no fraud on its part or, to its knowledge, on the part of any other party to any of the Facility Documents, in connection with the transactions contemplated by this Agreement or any of the other Facility Documents.

         SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR WITH RESPECT TO EACH SALE OF RECEIVABLES. By selling to the Bank Net Investment Additional Amounts on each Increase Date and fractional undivided interests in Additional Receivables on each Addition Date, the Transferor represents and warrants to the Bank as of each such date and only as to Receivables in which an interest is first sold by the Transferor to the Bank hereunder on such date (in addition to its other representations and warranties contained herein or made pursuant hereto) that:


(a) STATEMENTS. All information set forth on the related Addition Date Statement, Increase Date Notice and/or Monthly Report, as the case may be, relating to such Receivables is true and correct as of such date of purchase.

         (b) ASSIGNMENT. This Agreement vests in the Bank, all the right, title and interest of the Transferor in and to the Transferred Interest, and constitutes a valid sale of the Transferred Interest, enforceable against, and creating an interest prior in right to, all creditors of and purchasers from such Transferor, subject to all applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

         (c) GOOD TITLE; PERFECTION. The original Title for each Financed Vehicle shows AAFC as the original secured party and as the holder of a first priority security interest in the related Financed Vehicle. Pursuant to the Purchase Agreement, AAFC sold, transferred and assigned to the Transferor its security interest in the Receivable and related Financed Vehicle, such that immediately prior to the transfer hereunder, the

Transferor shall be the legal and beneficial owner of the Receivables and Related Security with respect thereto, free and clear of any Adverse Claim and each Receivable shall be secured by a first perfected security interest in the related Financed Vehicle in favor of the Transferor. This Agreement is effective to, and shall transfer to the Bank, a valid and perfected first priority ownership or security interest in each Receivable and in the Related Security and Collections (to the extent provided by Section 9-306 of the Relevant UCC) with respect thereto and the documents entered into in connection therewith, free and clear of any Adverse Claim (except as created by this Agreement). On or prior to the date hereof, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Bank's interest in the Transferred Interest against all creditors of and transferees from the Transferor will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full. No effective financing statement and other instrument similar in effect covering any Contract relating to a Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed pursuant to this Agreement.

         (d) ELIGIBLE RECEIVABLES. Each Receivable transferred to the Transferor is an Eligible Receivable.

         (e) BINDING EFFECT OF RECEIVABLES AND CONTRACT. Each Receivable and related Contract constitutes a legal, valid and binding obligation of the related Obligor enforceable in accordance with its terms against such Obligor subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights and remedies generally and general principles of equity.

         (f) CREDIT AND COLLECTION POLICY. The Transferor has complied in all material respects with the Credit and Collection Policy in regard to each Receivable and related Contract. The Transferor has not extended or modified the terms of any Receivable or the related Contract except in accordance with the Credit and Collection Policy.

         (g) INSURANCE POLICIES. The Transferor, in accordance with its normal and customary procedures, shall have determined that the Obligor has obtained or agreed to obtain an Insurance Policy covering the Financed Vehicle, and the Obligor is required under the terms of its related Contract to maintain such Insurance Policy.

         (h) FILINGS. On or prior to each date on which a purchase occurs, all financing statements and other documents required to be recorded or filed in order to perfect and protect the Transferred Interest against all creditors of and purchasers from the Transferor and all other Persons whatsoever will have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

         (i) MAINTENANCE OF RECORDS. The Transferor maintains at its chief executive office or shall cause the Servicer to maintain at its chief executive office the complete Records for each Receivable.

         To the extent that any of the statements and representations made in
Section 3.1(e) or Section 3.2(a), (c), (d), (e), (f), (g) or (i) shall prove to have been untrue or incorrect with respect to any Receivable at the time made and, if the Transferor is unable to remedy such untrue or incorrect statement or representation within ten (10) days of the Transferor's receipt of notice of such untrue or incorrect statement or representation, such a finding shall not result in a Termination Event hereunder, but the Transferor shall reacquire such Receivables from the Bank for an amount equal to the Repurchase Amount at the time of such repurchase, and (i) all such reconveyed Receivables shall no longer constitute Receivables hereunder and (ii) following such reacquisition by the Transferor, the Bank shall have no further remedy against the Transferor with respect to such reconveyed Receivables.

         SECTION 3.3. REPRESENTATIONS AND WARRANTIES OF SERVICER. AAFC, as initial Servicer, represents and warrants to the Bank on and as of the Closing Date, as of each Increase Date and as of each Addition Date, and any successor Servicer by its appointment hereunder, represents and warrants to the Bank, on and as of the date of its appointment, as of each Increase Date and as of each Addition Date after its appointment, that:


         (a) CORPORATE EXISTENCE AND POWER. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted.

         (b) DUE QUALIFICATION. The Servicer shall be duly qualified to do business as a foreign corporation in good standing, and shall have obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business shall require such qualifications.

         (c) CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance by the Servicer of this Agreement and each of the Facility Documents to which it is a party are within the Servicer's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official (except as contemplated by Section 2.7), and do not contravene or violate, or constitute a default under, any provision of applicable law or to the best of

Servicer's knowledge any order rule, or regulation applicable to the Servicer or of the Articles of Incorporation or Bylaws of the Servicer or of any agreement of a material nature, judgment, injunction, order, decree or other instrument binding upon the Servicer or result in the creation or imposition of any lien on assets of the Servicer or any of its Subsidiaries (except as contemplated by Section 2.7).

         (d) BINDING EFFECT. This Agreement and each of the Facility Documents to which the Servicer is a party constitute the legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally.

         (e) ACCURACY OF INFORMATION. All information heretofore furnished by the Servicer to the Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all Increase Date Notices and Addition Date Statements and such other information hereafter furnished by the Servicer to the Bank will be, true and accurate in every material respect, on the date such information is stated or certified.

         (f) ACTIONS, SUITS. Except as set forth in Exhibit B, there are no actions, suits or proceedings pending, or to the knowledge of the Servicer threatened, against or affecting the Servicer or its Subsidiaries or their respective properties, in or before any court, arbitrator or other body, which
(i) may have a Material Adverse Effect, (ii) assert the invalidity of this Agreement, any Facility Document, the Contracts or any material amount of Receivables or (iii) seek to prevent the consummation of the transactions contemplated hereby or thereby.

         (g) CREDIT AND COLLECTION POLICY. The Servicer has complied in all material respects with the Credit and Collection Policy in regard to each Receivable and related Contract. The Servicer has not extended or modified the terms of any Receivable or the related Contract except in accordance with the Credit and Collection Policy.

         (h) NO SERVICER DEFAULT OR TERMINATION EVENT. No event has occurred and is continuing which constitutes a Servicer Default, a Termination Event or a Potential Termination Event as of such date.

         (i) ERISA. No event or condition is occurring or exists with respect to any Plan or Multiemployer Plan concerning which the Servicer would be under an obligation to furnish a report to the Bank in accordance with Section 5.3(s).

         (j) NO CHANGE IN ABILITY TO SERVICE. With respect to AAFC only, since the date hereof, there has been no material adverse change in the ability of the Servicer to service and collect the Receivables and the Related Security and Collections.

         (k) FINANCIAL CONDITION. The Servicer is not insolvent or the subject of any bankruptcy proceeding.


                                      ARTICLE IV

                                 CONDITIONS PRECEDENT

         SECTION 4.1. CONDITIONS TO CLOSING. On or prior to the Closing Date, the Transferor shall deliver to the Bank the following documents and instruments, all of which shall be in form and substance acceptable to the Bank:

         (a) A Certificate of the Secretary of each of the Transferor and AAFC certifying (i) the names and signatures of the officers authorized on its behalf to execute this Agreement and the Purchase Agreement and any other documents to be delivered by it hereunder (on which Certificate the Bank may conclusively rely until such time as the Bank shall receive from the Transferor or AAFC, as applicable, a revised Certificate meeting the requirements of this clause
(a)(i)), (ii) a copy of the Articles of Incorporation of each of the Transferor and AAFC, certified as of the date reasonably near the date hereof by the Secretary of State of the State of such party's jurisdiction of incorporation,
(iii) a copy of the By-laws of each of the Transferor and AAFC, as amended, (iv) a copy of resolutions of the Board of Directors (or any executive committee designated by the Board of Directors) of each of the Transferor and AAFC approving the transactions contemplated hereby, (v) a certificate as of a date reasonably near the date hereof of the Secretary of State of such party's jurisdiction of incorporation certifying each of the Transferor's and AAFC's good standing under the laws of such jurisdiction, and (vi) evidence of the filing of application for qualification as a foreign corporation with the offices of the Secretaries of State or other similar official of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement;

         (b) An incumbency and authorization certificate of each of the Transferor and AAFC in such form as the Bank may reasonably request;

         (c) Acknowledgment copies of proper financing statements (Form UCC-1), dated a date reasonably near to the date hereof naming the Transferor as the transferor (debtor) of the Receivables and the Bank as transferee (secured party) or other similar instruments or documents as may be necessary or in the opinion of the Bank desirable under the Relevant UCC or any comparable law to perfect the Bank's fractional undivided ownership interest in the Receivables;

         (d) Acknowledgment copies of proper financing statements (Form UCC-1), dated a date reasonably near to the date hereof, naming AAFC as the transferor (debtor) of the Receivables and the Transferor as transferee (secured party) or other similar instruments or documents as may be necessary or in the opinion of the Bank desirable under the Relevant UCC or other comparable law to perfect the Transferor's interest in the Receivables;

         (e) Acknowledgment copies of proper financing statements (Form UCC-3), if any, necessary to release all security interests and other rights of any Person in the Receivables and Related Security previously granted by the Transferor;

         (f) Certified copies of request for information or copies (Form
UCC-11) (or a similar search report certified by parties acceptable to the Bank) dated a date reasonably near the date hereof listing all effective financing statements which name the Transferor or AAFC (under its present name or any previous or "doing business" name) as transferor or debtor and which are filed in jurisdictions in which the filings were made pursuant to item (c) or (d) above together with copies of such financing statements (none of which shall cover any Receivables or related Contracts);

         (g) Favorable opinions of Nixon, Hargrave, Devans & Doyle, special counsel for the Transferor and AAFC, addressed to the Transferor, AAFC and the Bank as to corporate enforceability, true sale, substantive consolidation and perfection matters, in forms reasonably acceptable to the Bank;

         (h) A comfort letter from Coopers & Lybrand, Transferor's accountants, addressed to the Bank, as to such matters as the Bank may reasonably request;

         (i) On or prior to the initial Increase Date, (i) an executed copy of the Support Agreement and (ii) favorable Opinion of Wilkie, Farr & Gallagher, special counsel to UAG, addressed to UAG and the Bank as to corporate matters and enforceability of the Support Agreement against UAG, in a form reasonably acceptable to the Buyer;

         (j) A form of Contract or Contracts;

         (k) An executed copy of the Purchase Agreement and the executed Subordinated Note described therein;

         (l) Receipt of the Engagement Fee;

         (m) Evidence of the establishment of the Collection Account;

         (n) Copies of Lockbox Agreements and any amendments thereto and all other agreements previously given or entered into with each of the Permitted Lockbox Banks; and

         (o) An executed copy of the Custodial Agreement;

         (p) An executed copy of the Expense and Tax-Sharing Agreement;

         (q) The fully executed VSI Policy; and

         (r) Such other documents as the Bank may reasonably request.

         SECTION 4.2. CONDITIONS TO PURCHASE OF NET INVESTMENT ADDITIONAL AMOUNTS AND ADDITIONAL RECEIVABLES. The Bank's obligation to purchase Net Investment Additional Amounts on any Increase Date pursuant to Section 2.3 hereof and the Transferor's right to designate Additional Receivables on each Addition Date shall be subject to satisfaction of the following applicable conditions precedent:

         (a)  the truth and correctness of:

         (i) the representations and warranties in Section 3.1 hereof and in
    Section 3.1 of the Purchase Agreement as of such Increase Date or Addition Date, as applicable, as though made on and as of such date, and

         (ii) the representations and warranties in Section 3.2 of this Agreement and Section 3.2 of the Purchase Agreement, but only as to the Receivables in which an interest is first sold by the Transferor to the Bank hereunder on such date;

         (b) compliance with the covenants and agreements in Articles II, V and VI hereof and in Articles II and V of the Purchase Agreement;

         (c) in the case of an Increase Date, the requirement that no Termination Event or Potential Termination Event shall exist or shall occur as a result of such purchase;

         (d) the Transferor or the Servicer shall have delivered to the Bank any necessary modifications or additions to Schedule I hereto;

         (e) the Servicer shall have delivered to the Bank an Increase Date Notice or an Addition Date Statement and an executed Supplemental Conveyance, as applicable;

         (f) the Transferor and the Servicer shall have taken any actions necessary or advisable to maintain the Bank's perfected security interest in the Transferred Interest (including in Additional Receivables);

         (g) the satisfactory completion by the Bank of any due diligence determined necessary by the Bank with respect to the Receivables and the related Obligors and Contracts;

         (h) in the case of each Increase Date, as of such Increase Date, both before and after giving effect to the purchase of the Net Investment Additional Amount, the Adjusted Pool Balance shall not be less than the sum of (i) the Aggregate Net Investment and (ii) the Maximum Subordinated Amount;

         (i) if as of such Increase Date or Addition Date, as the case may be, after giving effect to the designation of Additional Receivables, if any, an Excess Spread Condition shall occur, then the Transferor shall, unless the Bank instructs otherwise, provide an Interest Rate Cap; and

         (j) the receipt by the Bank of any approvals, opinions or other documents as the Bank shall have reasonably requested.


                                      ARTICLE V

                                      COVENANTS

         SECTION 5.1. COVENANTS OF THE TRANSFEROR. At all times from the date hereof to the date on which the Aggregate Unpaids shall be equal to zero, unless the Bank shall otherwise consent in writing:

         (a) FINANCIAL REPORTING. The Transferor will maintain a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Bank:

         (i) ANNUAL REPORTING. Within 120 days after the close of each of its fiscal years (x) in the case of the Transferor, a copy of its financial statements for such year and a balance sheet as of the end of such year, a statement of income, cash flow and changes in shareholder equity of the Transferor for such fiscal year, together with comparative information for the previous fiscal year, and copies of all reports and management letters, if any, from the independent certified public accountants to the Transferor, which reports and letters shall be reasonably satisfactory to the Bank, all certified by the chief financial officer of the Transferor and (y) in the case of AAFC, a copy of its consolidated financial statements for such year and consolidated balance sheets as of the end of such year, consolidated statements of income, cash flow and changes in shareholder equity of AAFC and its Subsidiaries for such fiscal year, together with comparative information for the previous fiscal year, and copies of all reports and management letters, if any, from the independent certified public accountants to AAFC, which reports and letters shall be reasonably satisfactory to the Bank, all certified by the chief financial officer of AAFC;

         (ii) MONTHLY REPORTING. Within 30 days following the close of each calendar month (x) in the case of the

    Transferor, a balance sheet of the Transferor as of the end of such month and a statement of income of the Transferor for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by the chief financial officer of the Transferor and (y) in the case of AAFC, consolidated balance sheets of AAFC and its Subsidiaries as of the end of such month and consolidated statements of income of AAFC and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, certified by the chief financial officer of AAFC;

         (iii) COMPLIANCE CERTIFICATE. Together with the annual report required above, a compliance certificate in substantially the form of Exhibit E hereto signed by its chief accounting officer or treasurer of the Transferor and the Servicer stating that no Termination Event, Potential Termination Event or Servicer Default exists, or if any Termination Event, Potential Termination Event or Servicer Default exists, stating the nature and status thereof.

         (iv) NOTICE OF TERMINATION EVENTS, POTENTIAL TERMINATION EVENTS OR SERVICER DEFAULTS. As soon as possible, and in any event within five (5) days after a Responsible Officer of the Transferor obtains knowledge of the occurrence of each Termination Event, Potential Termination Event or Servicer Default, a statement of the chief financial officer or chief accounting officer of the Transferor setting forth details of such Termination Event or Potential Termination Event or Servicer Default, and the action which the Transferor proposes to take with respect thereto.

         (v) NOTICE OF CANCELLATION OF VSI POLICY. As soon as a Responsible Officer of the Transferor becomes aware thereof, the Transferor shall notify the Bank of receipt of notice from the issuer of the VSI Policy of such issuer's intention to cancel, not to renew or to conditionally renew the VSI Policy, and the action which the Transferor proposes to take to replace the policy.

         (vi) NOTICE OF MATERIAL ADVERSE CHANGE. As soon as any Responsible Officer of the Transferor becomes aware thereof, the Transferor shall give the Bank notice of any event which may have a Material Adverse Effect with respect to the Transferor or AAFC.

         (vii) OTHER INFORMATION. Such other information (including non-financial information) as the Bank may from time to time reasonably request.

         (b) CONDUCT OF BUSINESS. The Transferor will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and will maintain all requisite authority to conduct its business in each jurisdiction in which its business requires such authority.

         (c) COMPLIANCE WITH LAWS. The Transferor will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and which are applicable to all Receivables.

         (d) FURNISHING OF INFORMATION AND INSPECTION OF RECORDS. The Transferor will furnish to the Bank, within ten (10) Business Days after receiving a request therefor, such information with respect to the Receivables as the Bank may reasonably request, including, without limitation, listings identifying the Principal Balance for each Receivable. The Transferor will from time to time on a reasonable basis during regular business hours with prior written notice permit the Bank, or its agents or representatives, to visit the offices of the Transferor at the Bank's expense unless a Potential Termination Event or a Termination Event shall have occurred for the purpose of discussing matters relating to Receivables or the Transferor's performance hereunder with any of the officers, directors, employees or independent public accountants of the Transferor having knowledge of such matters.

         (e) FULFILLMENT OF OBLIGATIONS. The Transferor will duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with this Agreement, the Purchase Agreement and the Receivables, will duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, will do nothing to materially impair the rights, title and interest of the Bank in and to the Transferred Interest and will pay when due (or contest in good faith) any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with the Receivables and their creation and satisfaction.

         (f) ENFORCEMENT. The Transferor shall take all action necessary and appropriate to enforce its rights and claims under the Purchase Agreement.

         (g) LITIGATION. As soon as possible, and in any event within ten Business Days of the knowledge of any responsible officer, the Transferor shall give the Bank notice of (i) any litigation, investigation or proceeding against the Transferor which may exist at any time which, in the reasonable judgment of the Transferor, could reasonably be expected to have a Material Adverse Effect and (ii) any material adverse development in any such previously disclosed litigation.

         (h) FEES, TAXES AND EXPENSES. The Transferor shall pay all filing fees, stamp taxes, other taxes (other than taxes imposed directly on the overall net income of the Bank) and expenses, including the fees and expenses set forth in Sections 2.15 and 8.4 hereof, if any, which may be incurred on account of or arise out of this Agreement and the documents and transactions entered into pursuant to this Agreement.

         (i) NO OTHER BUSINESS. The Transferor shall engage in no business other than the business contemplated under its Certificate of Incorporation.

         (j) SEPARATE CORPORATE EXISTENCE.  The Transferor shall:

         (i) Maintain a principal executive and administrative office through which its business is conducted separate from those of AAFC. To the extent that the Transferor and any of its stockholders or Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expense.

         (ii) Conduct its affairs strictly in accordance with its Certificate of Incorporation and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, conducting business in its own name and through its duly authorized officers or agents, holding all regular and special stockholders' and directors' meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records, accounts and financial statements, including, but not limited to, intercompany transaction accounts, separate stationery and other business forms.

         (iii) Maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions. The funds of the Transferor will not be diverted to any other Person or for other than corporate uses of the Transferor, nor will such funds (other than Collections on Receivables deposited in a Permitted Lockbox or in a Lockbox Account) be commingled with the funds on AAFC or any other Affiliate of AAFC.

         (iv) Provide for its own operating expenses and liabilities from its own funds. To the extent that it jointly contracts with any of its stockholders or Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that the Transferor contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefits the goods and services are provided, and each such entity shall bear its fair share of such costs.
    All material transactions between the Transferor and any of its Affiliates shall be in writing and only on an arm's length basis.

         (v) Except for the "Subordinated Loan" described in the Purchase Agreement, to have no intercompany loans made by the Transferor to any of its Affiliates or made by any of its Affiliates to the Transferor. The Subordinated Loan shall bear interest at an arm's length rate.

         (vi) To have at least one officer responsible for managing the Transferor's day-to-day operations. To the extent that it shares the same officers or other employees as any of its stockholders or Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees.

         (vii) Ensure that any financial reports required of such Transferor shall comply with generally accepted accounting principles and shall be issued separately from, but may be consolidated with, any reports prepared for any of its Affiliates.

         (viii) Ensure that at all times it has adequate capital and liquidity to engage in the transactions contemplated in its Certificate of Incorporation.

         (ix) To the extent that the Transferor shares tax liability with any Affiliate, such tax liabilities will be allocated among the Transferor and such Affiliates on an arm's length basis.

         (x) To guarantee no debts or obligations of any Affiliates of Transferor, or indemnify any Person for losses resulting from such debts or obligations of any Affiliate.

         SECTION 5.2. NEGATIVE COVENANTS OF THE TRANSFEROR. During the term of this Agreement, until the Aggregate Unpaids shall be equal to zero, unless the Bank shall otherwise consent in writing:

         (a) NAME CHANGE, OFFICES, RECORDS AND BOOKS OF ACCOUNTS. The Transferor shall not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of the Relevant UCC) nor relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Bank at least fifteen (15) days, prior written notice thereof and (ii) delivered to the Bank all financing statements, instruments and other documents requested by the Bank in connection with such change or relocation. The Transferor shall at all times maintain its chief executive office within a jurisdiction in the United

States and in which Article 9 of the Relevant UCC is in effect and in the event it moves its chief executive office to a location which may charge taxes, fees, costs, expenses or other charges to perfect the interests of the Bank in the Receivables, it shall pay all taxes, fees, costs, expenses and other charges associated with perfecting interests of the Bank in the Receivables and any other costs and expenses incurred in order to maintain the enforceability of this Agreement and the interest of the Bank in the Receivables.

         (b) TRANSFERS, LIENS, ETC. Except for the Adverse Claims of the Bank created by this Agreement, the Transferor shall not transfer, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (including, without limitation, the filing of any financing statement) upon or with respect to any Receivable, related Contract, Related Security, Collections, Permitted Lockbox or Lockbox Account, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereto.

         (c) CAPITAL STOCK. The Transferor shall not issue any capital stock except to AAFC or create any Subsidiary. The Transferor shall not pay any dividends to AAFC if such payment would be prohibited under the General Corporation Law of the State of Delaware.

         (d) STATEMENT FOR AND TREATMENT OF SALES. Subject to Section 9.8, the Transferor shall not prepare any financial statements for financial accounting or reporting purposes which shall account for the transactions contemplated herein in any manner other than as a sale of the Transferred Interest to the Bank unless such sale or treatment is prohibited by GAAP or sale treatment is recharacterized by the Securities and Exchange Commission.

         (e) NO RESCISSIONS OR MODIFICATIONS. The Transferor shall not reduce, rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof, except in accordance with the Credit and Collection Policy or otherwise with the prior written consent of the Bank.

         (f) CONSOLIDATIONS MERGERS AND SALES OF ASSETS. The Transferor shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; PROVIDED that the Transferor may merge with another Person if (A) the Transferor is the corporation surviving such merger and (B) immediately after and giving effect to such merger, no Termination Event or Potential Termination Event shall have occurred and be continuing.

         (g) NO CHANGES. The Transferor shall not (i) make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any material amount of the Receivables or make any material change in the Credit and Collection Policy or in its current payment terms with respect to Receivables without prior written notification to and consent of the Bank; provided, however, that the Bank shall be deemed to have approved any such change unless it shall have disapproved of such change within ten (10) Business Days of its receipt of such notice and (ii) change, terminate or waive or consent to any such change, termination or waiver of any provision of the Custodial Agreement without the prior written consent of the Bank; provided, however, that the Bank shall be deemed to have consented to any such change, termination or waiver unless it shall have disapproved such change, termination or waiver within ten (10) Business Days of receipt of notice thereof.

         (h) SEPARATE BUSINESS. Except for amounts in the Lockbox Accounts which are collections on all AAFC Portfolio Receivables, the Transferor shall not permit its assets to be commingled with those of AAFC or any Affiliate of AAFC. The Transferor shall maintain separate corporate records and books of account from those of AAFC and its Affiliates, and the Transferor shall conduct its business from an office separate from that of AAFC. The Transferor will conduct its business solely in its own name and will cause AAFC and its Affiliates to conduct their business solely in their own names so as not to mislead others as to the identity of the entity with which those others are concerned. The Transferor will provide for its own operating expenses and liabilities from its own funds, except that the organizational expenses of the Transferor may be paid by AAFC. The Transferor will not hold itself out, or permit itself to be held out, as having agreed to pay, or as being liable for, the debts of AAFC or any of its Affiliates, and the Transferor shall cause AAFC and its Affiliate not to hold themselves out, or permit themselves to be held out, as having agreed to pay, or as being liable for, the debts of the Transferor. The Transferor will maintain an arm's length relationship with AAFC and its Affiliates with respect to any transactions between the Transferor, on the one hand, and AAFC or its Affiliates on the other.

         (i) CERTIFICATE OF INCORPORATION. The Transferor will not amend or repeal any provision of the Third, Fifth, Seventh, Tenth, Eleventh or Twelfth Articles of its Certificate of Incorporation without the consent of the Bank.

         SECTION 5.3. COVENANTS OF THE SERVICER. At all times from the date hereof to the date on which the Aggregate Unpaids shall be equal to zero, unless the Bank shall otherwise consent in writing:

         (a) NOTICE OF TERMINATION EVENTS, POTENTIAL TERMINATION EVENTS OR SERVICER DEFAULTS. As soon as possible, and in any event within five (5) days after the Servicer obtains knowledge of the occurrence of each Termination Event, Potential Termination Event or Servicer Default, the Servicer will furnish to the Bank a statement of the chief financial officer or chief accounting officer of the Transferor setting forth details of such Termination Event or Potential Termination Event or Servicer Default, and the action which the Transferor proposes to take with respect thereto.

         (b) CONDUCT OF BUSINESS. The Servicer will do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and will maintain all requisite authority to conduct its business in each jurisdiction in which its business requires such authority.

         (c) COMPLIANCE WITH LAWS. The Servicer will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject and which are applicable to the Receivables.

         (d) NOTICE OF MATERIAL ADVERSE CHANGE. As soon as any responsible officer of the Servicer becomes aware thereof, the Servicer shall give the Bank notice of any event which may have a Material Adverse Effect.

         (e) COPIES OF REPORTS, FILINGS, ETC. The Servicer shall furnish to the Bank, as soon as practicable after the issuance, sending or filing thereof, copies of all proxy statements, financial statements, reports and other communications which the Servicer sends to its security holders generally, and, if the Servicer is required to file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, copies of all regular, periodic and special reports which the Servicer files with the Securities and Exchange Commission or with any securities exchange on Forms 10-K, 10-Q, 8-K or any successor forms thereto.

         (f) LITIGATION. As soon as possible, and in any event within ten Business Days of the knowledge of any responsible officer thereof, the Servicer shall give the Bank notice of (i) any litigation, investigation or proceeding against the Servicer which may exist at any time which, in the reasonable judgment of the Servicer, could reasonably be expected to have a material adverse effect and (ii) any material adverse development in any such previously disclosed litigation.

         (g) FURNISHING OF INFORMATION AND INSPECTION OF RECORDS. The Servicer will furnish to the Bank, within ten (10) Business Days after receiving a request therefor, such information with respect to the Receivables as the Bank may reasonably request, including, without limitation, listings identifying the Principal Balance for each Receivable. The Servicer will from time to time on a reasonable basis during regular business hours with prior written notice permit the Bank, or its agents or representatives, (i) to examine and make copies of and abstracts from all Records and (ii) to visit the offices and properties of the Servicer for the purpose of examining such

Records, and to discuss matters relating to Receivables or the Servicer's performance hereunder with any of the officers, directors, employees or independent public accountants of the Servicer having knowledge of such matters, which examinations and visits shall be at the expense of the Bank unless a Servicer Default, Termination Event or Potential Termination Event shall have occurred. Nothing in this Section 5.3(g) shall affect the obligation of the Servicer to observe any applicable law prohibiting the disclosure of information regarding the Obligors, and the failure of the Servicer to provide access to information as a result of this obligation shall not constitute a breach of this
Section 5.3(g).

         (h) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Servicer will maintain and implement administrative and operating procedures, including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain, or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of all Collections of and adjustments to each existing Receivable). The Servicer will give the Bank prompt notice of any material change in the administrative and operating procedures referred to in the previous sentence, to the extent such change is likely to have a Material Adverse Effect.

         (i) FULFILLMENT OF OBLIGATIONS. The Servicer will duly observe and perform, or cause to be observed or performed, all material obligations and undertakings on its part to be observed and performed under or in connection with this Agreement, the Purchase Agreement and the Receivables, will duly observe and perform all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, will do nothing to materially impair the rights, title and interest of the Bank in and to the Transferred Interest and will pay when due any taxes, including without limitation any sales tax, excise tax or other similar tax or charge, payable in connection with the Receivables and their creation and satisfaction.

         (j) CUSTOMER LIST. The Servicer shall at all times maintain a current list (which may be stored on magnetic tapes or disks) of all Obligors under Contracts related to Receivables, including the name, address, telephone number and account number of each such Obligor. The Servicer shall deliver or cause to be delivered a copy of such list to the Bank as soon as practicable following the Bank's request.

         (k) TOTAL SYSTEMS FAILURE.  The Servicer shall promptly notify the
Bank of any total systems failure and shall advise the Bank of the estimated time required to remedy such total systems failure and of the estimated date on which a Monthly Report can be delivered. Until a total systems failure is remedied, the Servicer shall (i) furnish to the Bank such periodic status reports and other information relating to such total systems failure as the Bank may reasonably request and (ii) promptly notify the Bank if the Servicer believes that such total systems failure cannot be remedied by the estimated date, which notice shall include a description of the circumstances which gave rise to such delay, the action proposed to be taken in response thereto, and a revised estimate of the date on which a Monthly Report can be delivered. The Servicer shall promptly notify the Bank when a total systems failure has been remedied.

         (l) FURTHER INFORMATION. The Servicer shall furnish or cause to be furnished to the Bank such other information as promptly as practicable, and in such form and detail, as the Bank may reasonably request.

         (m) ADMINISTRATIVE AND OPERATING PROCEDURES. The Servicer shall maintain and implement administrative and operating procedures adequate to permit the identification of the Receivables and all collections and adjustments attributable thereto and shall comply in all material respects with the Credit and Collection Policy in regard to each Receivable and related Contract.

         (n) INSURANCE. The Servicer shall keep insured by financially sound and reputable insurers all property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.

         (o) MODIFICATION OF SYSTEMS. The Servicer agrees, promptly after the replacement or any material modification of any computer, automation or other operating systems (in respect of hardware or software) used to perform its services as Servicer or to make any calculations or reports hereunder, to give notice of any such replacement or modification to the Bank.

         (p) FEES, TAXES AND EXPENSES. The Servicer shall pay all filing fees, stamp taxes, other taxes (other than taxes imposed directly on the overall net income of the Bank) and expenses, including the fees and expenses set forth in Sections 2.15 and 8.4 hereof, if any, which may be incurred on account of or arise out of this Agreement and the documents and transactions entered into pursuant to this Agreement.

         (q) COLLECTIONS. The Servicer shall instruct all Obligors to cause all Collections to be mailed to or otherwise deposited in a Permitted Lockbox.

         (r) PERFORMANCE AND COMPLIANCE WITH CONTRACTS. The Servicer shall, or if AAFC is no longer the Servicer, AAFC shall, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables.

         (s) ERISA EVENTS.  As long as AAFC is the Servicer,

         (i) Promptly upon becoming aware of the occurrence of any Event of Termination which together with all other Events of Termination occurring within the prior 12 months involve a payment of money by or a potential aggregate liability of the Servicer or any ERISA Affiliate or any combination of such entities in excess of $5,000,000, the Servicer shall give the Bank a written notice specifying the nature thereof, what action the Servicer or any ERISA Affiliate has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

         (ii) Promptly upon receipt thereof, the Servicer shall furnish to the Bank copies of (i) all notices received by the Servicer or any ERISA Affiliate of the PBGC's intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by the Servicer or any ERISA Affiliate from the sponsor of a Multiemployer Plan pursuant to
    Section 4202 of ERISA involving a withdrawal liability in excess of $5,000,000; and (iii) all funding waiver requests filed by the Servicer or any ERISA Affiliate with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than $5,000,000, and all communications received by the Servicer or any ERISA Affiliate from the Internal Revenue Service with respect to any such funding waiver request.

         (t) SEPARATE IDENTITY. As long as AAFC is the Servicer, AAFC shall take all actions required to maintain the Transferor's status as a separate legal entity, including, without limitation, (i) not holding the Transferor out to third parties as other than an entity with assets and liabilities distinct from AAFC and AAFC's other Subsidiaries; (ii) not holding itself out to be responsible for the debts of the Transferor or, other than by reason of owning capital stock of the Transferor, for any decisions or actions relating to the Transferor; (iii) cause any financial statements consolidated with those of the Transferor to state that the Transferor is a separate corporate entity with its own separate creditors who, in any liquidation of the Transferor, will be entitled to be satisfied out of the Transferor's assets prior to any value in the Transferor becoming available to the Transferor's equity holders; (iv) taking such other actions as are necessary on its part to ensure that all corporate procedures required by its and the Transferor's respective certificates of incorporation and by-laws are duly and validly taken; (v) keeping correct and complete records and books of account and corporate minutes; and (vi) not acting in any other manner that could foreseeably mislead others with respect to the Transferor's separate identity.

         (u) SOFTWARE. The Servicer shall use its reasonable efforts to enable each of the Transferor, any agent of the Bank and any successor Servicer (whether by license, sublicense, assignment or otherwise) to use all of the computer software used to account for the Receivables to the extent necessary to administer the Receivables.

         (v) MAINTENANCE OF VSI POLICY. As long as AAFC is the Servicer, the Servicer shall maintain in effect the VSI Policy or other similar insurance policy reasonably acceptable to the Bank with respect to all Receivables transferred under this Agreement.

         (w) CUSTODIAN CONFIRMATION. With respect to each Additional Receivable designated as such on an Addition Date, the Servicer shall cause the Custodian to deliver to the Bank a Custodian Confirmation within two (2) Business Days of the related Addition Date.

         SECTION 5.4. NEGATIVE COVENANTS OF THE SERVICER. During the term of this Agreement, and until the Aggregate Unpaids shall be equal to zero, unless the Bank shall otherwise consent in writing:

         (a) NAME CHANGE, OFFICES, RECORDS AND BOOKS OF ACCOUNTS. The Servicer shall not change its name, identity or corporate structure (within the meaning of Section 9-402(7) of the Relevant UCC) nor relocate its chief executive office or any office where Records are kept unless it shall have: (i) given the Bank at least fifteen (15) days, prior written notice thereof and (ii) delivered to the Bank all financing statements, instruments and other documents requested by the Bank in connection with such change or location. The Servicer shall at all times maintain its chief executive offices within a jurisdiction in the United States and in which Article 9 of the Relevant UCC is in effect and in the event it moves its chief executive office to a location which may charge taxes, fees, costs, expenses or other charges to perfect the interests of the Bank in the Receivables, it shall pay all taxes, fees, costs, expenses and other charges associated with perfecting interests of the Bank in Receivables and any other costs and expenses incurred in order to maintain the enforceability of this Agreement and the interest of the Bank in the Receivables.

         (b) TRANSFERS, LIENS, ETC. Except for the Adverse Claims of the Bank created by this Agreement and except as provided in the Lockbox Agreement, the Servicer shall not transfer, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (including, without limitation, the filing of any financing statement) upon or with respect to any Receivable, related Contract, Related Security, Collections, Permitted Lockbox or Lockbox Account, or upon or with respect to any account to which any Collections of any Receivable are sent, or assign any right to receive income in respect thereto.

         (c) RESCISSION, EXTENSION OR AMENDMENT OF RECEIVABLES. The Servicer shall not extend, amend or otherwise modify the terms of any Receivable, or rescind, amend, modify or waive any term or condition of any Contract related thereto, other than in accordance with the Credit and Collection Policy.

         (d) CHANGE IN BUSINESS OR CREDIT AND COLLECTION POLICY. The Servicer shall not make any change in the character of its business that would be reasonably likely to result in a Material Adverse Effect.

         (e) CHANGE IN PAYMENT INSTRUCTIONS TO OBLIGORS. The Servicer shall not make any change in its instructions to Obligors regarding payments to be made to it (other than changes with respect to the mailing addresses for remittances) unless the Bank shall have received, at least ten (10) Business Days before the proposed effective date therefor, written notice of such change.

         (f) CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. The Servicer shall not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person; PROVIDED that the Servicer may merge with another Person if (A)(i) the Servicer is the corporation surviving such merger or (ii) the Person with whom the Servicer is merged into or consolidated with is an Affiliate and the surviving corporation assumes in writing all duties and liabilities of the Servicer hereunder and (B) immediately after and giving effect to such merger, no Termination Event or Potential Termination Event shall have occurred and be continuing.

         (g) NO CHANGES. The Servicer shall not make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any material amount of the Receivables or make any material change in the Credit and Collection Policy without prior written notification to and consent of the Bank; provided, however, that the Bank shall be deemed to have approved any such change unless it shall have disapproved of such change within ten (10) Business Days of its receipt of such notice.

         (h) CHANGE IN PAYMENTS OR DEPOSITS OF PAYMENTS. Except with the prior written notice to the Bank, the Servicer shall not add or terminate any Person as a Permitted Lockbox Bank from those Persons listed in Exhibit G hereto, make or permit any change in the location of any Permitted Lockbox or the location or account number of any Lockbox Account, or make any change in the instructions to its Obligors regarding payments to be made to the Transferor or Servicer or payments to be made to any Permitted Lockbox.

         (i) ERISA MATTERS. As long as AAFC is the Servicer, the Servicer shall not permit any event or condition which is described in any of clauses (i) through (vi), clause (viii) or clause (x) of the definition of Event of Termination to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of Termination occurring within the prior 12 months involve the payment of money by or an incurrence of liability of AAFC or any ERISA Affiliate in an amount in excess or $10,000,000.


                                      ARTICLE VI

                               PROTECTION OF THE BANK;
                            ADMINISTRATION AND COLLECTIONS

         SECTION 6.1. MAINTENANCE OF INFORMATION AND COMPUTER RECORDS. The Transferor will, or will cause the Servicer to, hold in trust and keep safely for the Bank all evidence of the Bank's right, title and interest in and to the Transferred Interest in the Receivables. The Transferor will, or will cause the Servicer to, place an appropriate code or notation in its Records to indicate that the Bank has a fractional undivided interest in each and every Receivable.

         SECTION 6.2.  PROTECTION OF THE INTERESTS OF THE BANK.

         (a) The Transferor and the Servicer shall, from time to time and at Transferor's sole expense, do and perform any and all necessary acts and execute any and all necessary documents including, without limitation, the obtaining of additional search reports, the delivery of further opinions of counsel, the execution, amendment or supplementation of any financing statements, continuation statements and other instruments and documents for filing under the provisions of the Relevant UCC of any applicable jurisdiction, the execution, amendment or supplementation of any instrument of transfer and the making of notations on the Records of the Transferor or AAFC as may be requested by the Bank in order to effect the purposes of this Agreement and the sale of Transferred Interest hereunder, to protect or perfect the Bank's right, title and interest in the Transferred Interest (other than a Receivable which has been repurchased pursuant to Section 2.12 or 2.13 or repaid in full pursuant to
Section 2.16), together with Related Security and all Collections with respect thereto, against all Persons whomsoever or to enable the Bank to exercise or enforce any of their respective rights hereunder; PROVIDED, HOWEVER, that the Bank's right to request changes in the lockbox arrangements will be subject to the provisions of the Lockbox Agreements and prior to a Termination Event, the Bank will not request that title to the Financed Vehicles be transferred to the Bank.

         (b) To the fullest extent permitted by applicable law, the Transferor hereby irrevocably grants to the Bank an irrevocable power of attorney, with full power of substitution, coupled with an interest, to sign and file in the name of the Transferor, or in its own name, such financing statements and continuation statements and amendments thereto or assignments thereof as the Bank deems necessary to protect or perfect the Transferred Interest; PROVIDED, HOWEVER, that such power of attorney may only be exercised if (i) the Servicer fails to perform any act required hereunder after receiving written notice of such failure from the Bank or (ii)(A) a Servicer Default or (B) a Termination Event shall have occurred and be continuing.

         (c) Twice during each calendar year, at such times as are reasonably convenient to the Transferor or the Servicer, as the case may be, at the Transferor's expense, and upon reasonable request and written notice by the Bank to the Transferor or the Servicer, as the case may be, the Transferor or the Servicer, as the case may be, shall permit such Person as the Bank may designate to conduct audits or visit and inspect any of the properties of the Transferor or the Servicer where Records are located, as the case may be, to examine the Records, internal controls and procedures maintained by the Transferor or Servicer, as the case may be, and take copies and extracts therefrom, and to discuss the Transferor's or the Servicer's, as the case may be, affairs with its officers and employees and, upon written notice to the Transferor, independent accountants; PROVIDED, HOWEVER, that after the occurrence and continuation of a Servicer Default, a Potential Termination Event or a Termination Event, the Bank, or such Person as they may designate, shall be permitted to take the forgoing actions without being subject to any limitation on the number of audits, visits or inspections which may be conducted during a calendar year.
The Transferor or the Servicer, as the case may be, hereby authorizes such officers, employees and independent accountants to discuss with the Bank the affairs of the Transferor or the Servicer, as the case may be. The Transferor shall reimburse the Bank for all reasonable fees, costs and expenses incurred by or on behalf of the Bank in connection with the foregoing actions promptly upon receipt of a written invoice therefor. Any audit provided for herein shall be conducted in accordance with Transferor's or the Servicer's, as the case may be, rules respecting safety and security on its premises and without materially disrupting operations.

         (d) Subject to the limitations set forth herein, the Bank shall have the right to do all such acts and things as it may deem reasonably necessary to protect the interests of the Bank, including, without limitation, confirmation and verification of the existence, amount and status of the Receivables; PROVIDED, HOWEVER, that prior to the occurrence and continuation of a Servicer Default, a Potential Termination Event or a Termination Event the Bank will not, without consent of the Transferor, which consent shall not be unreasonably withheld, contact an Obligor.

         SECTION 6.3. MAINTENANCE OF CONTRACT FILES, WRITINGS AND RECORDS; RELEASE OF RECEIVABLES.

         (a) With respect to each Receivable in which the Bank owns a fractional undivided interest, the Transferor will cause the Custodian to keep at its chief executive office designated in advance to the Bank, the Contract Files with respect to the Receivables.

         (b) The Transferor will at all times until completion of a Complete Servicing Transfer keep or cause to be kept at its or the Servicer's chief executive office, each writing or Record which evidences, and which is necessary or desirable to establish or protect, including such books of account and other Records as will enable the Bank or its designee to determine at any time the status of, the interest of the Bank in each Receivable. AAFC shall at its own expense prepare and maintain the Records in electronically readable form in such format as AAFC customarily maintains its records; PROVIDED, HOWEVER, that upon a Complete Servicing Transfer, AAFC shall within 15 days of such Complete Servicing Transfer prepare such Records in such format as may be required to permit or facilitate the transfer of such Records to the successor Servicer.

         (c) In the event that any Receivable is to be paid or prepaid in full, the Transferor shall cause the Custodian to release the corresponding Contract and Title to the Servicer for further delivery to the Obligor under such Receivable; PROVIDED, HOWEVER, that the Servicer hereby agrees (i) to hold any such Contract and Title in trust for the benefit of the Bank and to segregate such Contract and Title from any other property belonging to the Servicer until such Receivable has been paid or prepaid in full and such payment has been deposited in a Lockbox Account or into the Collection Account; and (ii) to return such Contract and Title to the Custodian within twenty (20) days of the Custodian's release thereof if such Receivable has not been paid or prepaid by such time.

         (d) In the event that the Transferor requests of the Bank and the Custodian that any Contracts which are to be canceled in connection with a foreclosure, deed in lieu of foreclosure or other similar proceeding, be delivered to the Servicer prior to such event, the Custodian shall release such Contracts and all related documents to the Servicer; PROVIDED, HOWEVER, that the Servicer hereby agrees to segregate and hold such Contracts and Related Security in trust for the benefit of the Bank.

         (e) In connection with any repurchase or repayment by the Transferor or Servicer of any Receivable pursuant to this Agreement, the Bank shall release its Lien in such Receivable and the related Contract and Title upon the terms and subject to the conditions set forth herein.


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


         SECTION 6.4. INFORMATION. AAFC will furnish or cause to be furnished to the Bank such additional information with respect to the Receivables (including but not limited to AAFC's procedures for selecting Receivables for sale and AAFC's standards and procedures for granting credit) as the Bank may reasonably request. AAFC will also furnish to the Bank all modifications, adjustments or supplements to the Credit and Collection Policy; PROVIDED, HOWEVER, the Transferor shall not, without the Bank's prior written consent, alter the Credit and Collection Policy as in effect from time to time unless such alteration is in compliance with Section 5.4(g) hereof.

         SECTION 6.5. PERFORMANCE OF UNDERTAKINGS UNDER THE RECEIVABLES. The Servicer will at all times observe and perform, or cause to be observed and performed, all material obligations and undertakings to the Obligors arising in connection with each Receivable or related Contract and will not take any action or cause any action to be taken to materially impair the rights of the Bank to its Transferred Interest.

         SECTION 6.6.  ADMINISTRATION AND COLLECTIONS.

         (a) GENERAL. Until a Complete Servicing Transfer shall have occurred, AAFC will be responsible for the administration, servicing and collection of the Receivables; PROVIDED, HOWEVER, that upon written approval by the Bank such duties may be delegated by AAFC to any of AAFC's Affiliates or a third party (without material impairment of AAFC's obligations as Servicer). AAFC agrees to exercise or cause such Affiliate or third party to exercise the same degree of skill and care and apply the same standards, policies, procedures and diligence that it applies to the performance of the same functions with respect to accounts owned by AAFC.

         (b) ADMINISTRATION. The Servicer shall, to the full extent permitted by law, have the power and authority, on behalf of the Bank, to take such action in respect of any Receivable as the Servicer may deem advisable, including the resale of any repossessed, returned or rejected Receivables or the Financed Vehicles related thereto and any actions in connection with agreements with Dealers and Insurance Policies; PROVIDED, HOWEVER, that the Servicer may not under any circumstances compromise, rescind, cancel, adjust or modify (including by extension of time for payment or granting any discounts, allowances or credits) the Principal Balance of the related Contract for any Receivable (other than a Receivable which has been repurchased pursuant to Section 2.12 or 2.13 or repaid in full pursuant to Section 2.16), except in accordance with the Credit and Collection Policy or otherwise with the prior written consent of the Bank.

         (c) COLLECTION ACCOUNT. The Servicer shall establish and maintain the Collection Account for the purpose of receiving and disbursing all Collections on the Receivables, all payments of Discount made by the Transferor pursuant to this Agreement, all Advances made by the Servicer pursuant to this Agreement, all Interest Rate Cap Payments and all other payments to be made into the Collection Account. The Servicer shall advise the Bank in writing of the location of the Collection Account. The Collection Account will be an Eligible Account maintained in the name of AAFC, as servicer, for the benefit of the Bank, and shall be used only for the collection of the amounts and for application of such amounts as described in Section 2.8 of this Agreement. In the event there shall have been deposited in the Collection Account any amount not required to be deposited therein and so identified to the Bank, such amount shall be withdrawn from the Account, any provision herein to the contrary notwithstanding, and any such amounts shall not be deemed to be a part of the Collection Account. If the Collection Account ceases to be an Eligible Account, the Servicer shall within ten days of receipt of notice of such change in eligibility transfer the Collection Account to an account meeting the requirements of an Eligible Account.

         The Servicer may invest (or cause the investment of) the funds in the Collection Account in Eligible Investments, held in the name of the Bank, which shall mature no later than the Business Day preceding the date on which such amounts are required to be distributed to the Bank. As long as no Termination Event shall have occurred and be continuing, any income or other gain from such Eligible Investments shall be paid to the Servicer as an addition to the Servicing Fee.

         The Servicer and the Transferor agree to take all actions reasonably necessary, including the filing of appropriate financing statements and the giving of proper registration instructions relating to any investments, to protect the Bank's interest in the Collection Account and any Eligible Investments acquired with moneys therein.

         (d) ENFORCEMENT PROCEEDINGS. In the event of a default under any Receivable before a Termination Event, the Servicer shall, at the Transferor's sole expense, to the full extent permitted by law, have the power and authority, on behalf of the Bank, to take or cause to be taken any action in respect of any such Receivable as the Servicer may deem advisable; PROVIDED, HOWEVER, that the Servicer or the Transferor, as the case may be, shall take no enforcement action (judicial or otherwise) with respect to such Receivable (other than a Receivable which has been repurchased or repaid pursuant to Section 2.12, 2.13, 2.16 or 3.2 (the last paragraph thereof)), except in accordance with the Credit and Collection Policy or otherwise with the written consent of the Bank. The Servicer or the Transferor, as the case may be, will apply or will cause to be applied at all times before a Termination Event the same standards and follow the same procedures with respect to deciding to commence, and in prosecuting, litigation on such Receivable as is applied and followed with respect to like accounts not owned by the Bank. In no event shall the Servicer or the Transferor, as the case may be, be entitled to make or authorize any Person


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

to make the Bank a party to any litigation without the Bank's express prior written consent.

         (e) OBLIGATIONS OF THE BANK. Following the occurrence and continuation of a Servicer Default, a Potential Termination Event or a Termination Event, the Bank may, but shall have no obligation to, take any action or commence any proceeding to realize upon any Receivable, any such action or commencement of proceeding to be at the sole expense of the Transferor. At such time as the Servicer or the Transferor, as the case may be, has any obligation to pursue the collection of Receivables and the Bank possesses any documents necessary therefor, the Bank agrees to furnish such documents to the Servicer or the Transferor, as the case may be, to the extent and for the period necessary for the Servicer or the Transferor, as the case may be, to comply with its obligations hereunder.

         SECTION 6.7.  COMPLETE SERVICING TRANSFER.

         (a) GENERAL. If at any time a Servicer Default shall have occurred and be continuing, the Bank may by notice in writing to AAFC, terminate AAFC's capacity as Servicer in respect of the Receivables (such termination referred to herein as a "COMPLETE SERVICING TRANSFER"). After a Complete Servicing Transfer, the Bank may administer, service and collect the Receivables itself, and in such event, may retain the Servicing Fee for its own account, in any manner it sees fit, including, without limitation, by compromise, extension or settlement of such Receivables. Alternatively, the Bank may engage affiliated or unaffiliated contractors to perform all or any part of the administration, servicing and collection of the Receivables and require the Transferor to pay to such contractors all or a portion of the Servicing Fee in consideration thereof.

         (b) TRANSITION. AAFC, within ten (10) Business Days after receiving a notice pursuant to Section 6.7(a) hereof, shall, at AAFC's sole expense, (x) deliver to the Bank or its designated agent (i) a schedule of the Receivables in which the Bank has a Transferred Interest indicating as to each such Receivable information as to the related Obligor, the Principal Balance as of such date of the related Contract and the location of the evidences of such Receivable and related Contract, together with such other information as the Bank may reasonably request and (ii) all evidence of such Receivables and related Contracts and such other Records related thereto (including, without limitation, true copies of any computer tapes and data in computer memories), (y) permit the Bank access to AAFC's files and other Records in order to effect an orderly transfer, and (z) take all reasonable actions as are necessary to sublicense to, or purchase a license for, the Bank or its designated agent, at AAFC's expense, any software (which software may be different from that used by AAFC) that relates to, and is necessary for the servicing of, the Receivables, in each case as the Bank may reasonably deem necessary to enable it to protect and enforce its rights and the rights of the Bank to the Transferred Interest.

After any such delivery, AAFC will not hold or retain any executed counterpart or any document evidencing such Receivables or related Contracts without clearly marking the same to indicate conspicuously that the same is not the original and that transfer thereof does not transfer any rights against the related Obligor or any other Person.

         (c) COLLECTIONS. If at any time there shall be a Complete Servicing Transfer, AAFC will cause to be transmitted and delivered directly to the Bank or its designated agent forthwith upon receipt and in the exact form received, all Collections (properly endorsed, where required, so that such items may be collected by the Bank) on account of their Transferred Interest in any Receivables. All such Collections consisting of cash shall not be commingled with other items or monies of AAFC for a period longer than two Business Days. If the Bank or its designated agent receives items or monies that are not payments on account of the Bank's interest in any Receivables, such items or monies shall be held in trust by the Bank for the Transferor's benefit and delivered promptly to AAFC after being so identified by the Bank or its designated agent. AAFC hereby irrevocably grants during the term of this Agreement the Bank or its designated agent, if any, an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of AAFC all steps and actions permitted to be taken under this Agreement with respect to any Receivable which the Bank, in its reasonable discretion, may deem necessary or advisable to negotiate or otherwise realize on any right of any kind held or owned by AAFC or transmitted to or received by the Bank or its designated agent (whether or not from the Transferor or any Obligor) in connection with the Bank's Transferred Interest; PROVIDED, HOWEVER, that such power of attorney may not be exercised without the prior written consent of AAFC, unless (A)(i) a Servicer Default or (ii) a Termination Event shall have occurred and be continuing or (B) the Servicer fails to perform any act required hereunder after receiving written notice of such failure from the Bank. The Bank will provide such periodic accountings and other information related to the disposition of funds so collected as AAFC may reasonably request.

         (d) COLLECTION AND ADMINISTRATION AT EXPENSE OF THE TRANSFEROR. Each of the Transferor and AAFC agrees that in the event of a Complete Servicing Transfer, it will reimburse the Bank for all reasonable out-of-pocket expenses (including, without limitation, attorneys' and accountants' and other third parties' fees and expenses, expenses incurred by the Bank, expenses of litigation or preparation therefor, and expenses of audits and visits to the offices of the Transferor and AAFC) incurred by the Bank in connection with and following the transfer of functions following a Complete Servicing Transfer.

         (e) PAYMENTS BY OBLIGORS. At any time, and from time to time following a Complete Servicing Transfer, or if a Termination Event shall have occurred and be continuing, AAFC


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

shall permit during business hours such Persons as the Bank may designate to open and inspect all mail received by AAFC at any of its offices reasonably expected to contain Collections or other information related to the Receivables, and to remove therefrom any and all Collections or other correspondence from Obligors or the Servicer in respect of Receivables. The Bank shall be entitled to notify the Obligors of Receivables to make payments directly to the Bank of amounts due thereunder at any time and from time to time following the occurrence of (i) a Termination Event or (ii) a Complete Servicing Transfer.

         SECTION 6.8. LOCKBOXES. AAFC hereby agrees (i) to instruct all Obligors to cause all Collections on account of Receivables to be mailed directly to a Permitted Lockbox; (ii) to use its best effort not to suffer or permit any funds other than such Collections and collections on all AAFC Portfolio Receivables to be mailed to Permitted Lockboxes or deposited into related Lockbox Accounts; (iii) to make the necessary bookkeeping entries to reflect such Collections on the Records pertaining to such Receivables; (iv) to apply all such Collections as provided in this Agreement; (v) not to amend or modify any term of any Lockbox Agreement without the prior written notice to the Bank to such amendment or modification; and (vi) not to amend or modify any term, with respect to the disposition of such Collections or any other amounts received by the Servicer or any Permitted Lockbox Bank, of this Agreement (other than any Lockbox Agreement) without the prior written notice to the Bank to such amendment or modification. The Servicer further represents and warrants and covenants and agrees as follows: each Lockbox Account shall be maintained with a Permitted Lockbox Bank; each Lockbox Account shall be a segregated account and the funds deposited in such Lockbox Account from time to time shall not be commingled with any other funds of AAFC or the Transferor (other than funds related to AAFC Portfolio Receivables); the location of each Permitted Lockbox and each related Lockbox Account shall not be changed without prior notice to the Bank; funds deposited in each Lockbox Account and attributable to the Receivables shall be transferred to the Collection Account not later than the second Business Day after such funds are deposited in each such Lockbox Account; each Lockbox Account shall be insured by the Federal Deposit Insurance Corporation to the full extent permitted by law. AAFC shall not enter into any Lockbox Agreement or other lockbox servicing agreement which does not contain the foregoing provisions and terms, unless such deviation is consented to by the Bank.

         SECTION 6.9. SERVICER DEFAULT. A "SERVICER DEFAULT" shall mean the occurrence and continuance of one or more of the following events or conditions:

         (a) the Servicer shall fail to remit or fail to cause to be remitted to the Bank on any day any Collections or Discount required to be remitted to the Bank on such day, and such failure shall continue for three (3) Business Days; or

         (b) the Servicer shall fail to deposit, or pay or fail to cause to be deposited or paid when due any other amount due hereunder, and any such failure shall continue for three (3) Business Days after written notice thereof by the Bank to the Servicer; or

         (c) any representation, warranty, certification or statement made by the Servicer under this Agreement or in any agreement, certificate, report, appendix, schedule or document furnished by the Servicer to the Bank pursuant to or in connection with this Agreement shall prove to have been false or misleading in any respect material to this Agreement or the transactions contemplated hereby as of the time made (including by omission of material information necessary to make such representation, warranty, certification or statement not misleading), and shall, at the time of such determination, continue to have a material adverse effect on this Agreement or the Servicer's ability to perform its obligations under this Agreement; or

         (d) the Servicer (if not the Bank) shall fail to perform or observe any other term, covenant, agreement or undertaking applicable to it contained herein and such failure shall continue for fifteen (15) Business Days after either (i) any responsible officer of the Servicer becomes aware thereof or
(ii) written notice thereof to the Servicer by the Bank; or

         (e) there shall be pending any litigation, arbitration, investigation or proceeding, or any material adverse development in any such litigation shall have occurred, which is likely to materially adversely affect the financial position or results of operations of the Servicer or impair the ability of the Servicer to perform its obligations under this Agreement; or

         (f) there shall have occurred any event which materially adversely affects the ability of the Servicer to service and collect Receivables or the ability of the Servicer to perform hereunder; or

         (g)(i) the Servicer or any of its Subsidiaries shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Servicer or any of its Subsidiaries seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (ii) the Servicer or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (g);

         (h) the entry of any judgment or decree against the Servicer if the aggregate amount of all judgments and decrees then outstanding against it for which insurance is not available and the collection of which has not been stayed, exceeds $1,000,000; or

         (i) as long as AAFC is the Servicer, AAFC or any of its Subsidiaries shall fail to pay any debt in excess of $5,000,000 of AAFC or any of its Subsidiaries, as the case may be, or any interest or premium on such debt, in either case, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such debt; or any other default under any agreement or instrument relating to any such debt or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such debt; or any such debt shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

         SECTION 6.10. SERVICER INDEMNIFICATION OF AFFECTED PARTIES. The Servicer shall indemnify and hold harmless the Bank and its assigns (and its directors, officers, employees and agents), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any breach by the Servicer of any of its representations, warranties or covenants contained in this Agreement, including any judgment, award, settlement, reasonable attorneys fees and other costs or expenses incurred in connection with the defense of any actual action, proceeding or claim; PROVIDED, HOWEVER, that the Servicer shall not indemnify the Bank and its assigns if such acts or omissions were attributable to fraud, gross negligence, breach of fiduciary duty or willful misconduct by the Bank. Any indemnification pursuant to this Section shall be had only from the assets of the Servicer. The provisions of this Section shall survive the termination of this Agreement.

         SECTION 6.11. AAFC NOT TO RESIGN AS SERVICER. AAFC shall not resign from the obligations and duties hereby imposed on it as Servicer under this Agreement except upon determination that the performance of its duties under this Agreement shall no longer be permissible under applicable law. Notice of any such determination permitting the resignation of AAFC shall be communicated to the Bank at the earliest practicable time (and, if such communication is not in writing, shall be confirmed in writing at the earliest practicable time) and any such determination shall be evidenced by an opinion of counsel to such effect delivered to the Bank concurrently with or promptly after such notice.
No such resignation shall become effective until the Bank or a successor Servicer shall (i) have taken the actions required by Section 6.7 to effect the termination of the responsibilities and rights of the predecessor Servicer under the Agreement, including the transfer to the successor Servicer for administration by it of all cash amounts that shall at the time be held by the predecessor Servicer for deposit, or shall thereafter be received with respect to a Receivable and the delivery of the files relating to the Receivables, and the related accounts and records maintained by the Servicer, and (ii) have assumed the responsibilities and obligations of AAFC hereunder in writing.


                                     ARTICLE VII

                                  TERMINATION EVENTS

         SECTION 7.1. TERMINATION EVENTS. The occurrence of any one or more of the following events shall constitute a Termination Event:

         (a) the Transferor shall fail to perform or observe any term, covenant, agreement or undertaking hereunder (other than as referred to in clause (c) below) and such failure shall remain unremedied for fifteen (15) Business Days after written notice thereof has been given to the Transferor by the Bank; or

         (b) any representation, warranty, certification or statement made by the Transferor in this Agreement or in any other document delivered pursuant hereto or contemplated herein shall prove to have been incorrect in any material respect when made or deemed made; or

         (c) the Transferor or AAFC shall fail to make or shall fail to cause to be paid to the Bank any Collections or Discount required to be made by it hereunder when due and, in the case of Discount, such failure shall continue for three (3) Business Days; or

         (d) The Transferor or AAFC shall fail to pay or fail to cause to be paid when due any other amount due hereunder and such failure shall continue unremedied for three (3) Business Days, or the Transferor or AAFC shall fail to obtain an Eligible Interest Cap Agreement when required; or

         (e)(i) the Transferor shall fail to pay any indebtedness when due which would be reasonably likely to have a Material Adverse Effect; or (ii) any indebtedness, the acceleration of which would be reasonably likely to have a Material Adverse Effect, shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the date of maturity thereof other than any acceleration arising out of a good faith dispute; PROVIDED, HOWEVER, that in all instances the Transferor shall have the opportunity to cure any such event leading to acceleration within fifteen (15) days of receipt of notice of such acceleration; or

         (f)(i) the Transferor or AAFC shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Transferor seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or (ii) the Transferor shall take any corporate action to authorize any of the actions set forth in clause (i) above in this subsection (f); or

         (g) a Servicer Default shall have occurred and be continuing; or

         (h) the institution of any litigation, arbitration proceedings or governmental proceeding involving the Transferor or the Receivables which may have a Material Adverse Effect on the condition (financial or otherwise) of the Transferor; or

         (i) the entry of any judgment or decree against the Transferor for which insurance or uncontested indemnification is not available and the collection of which has not been stayed; or

         (j) the Excess Spread Percentage for any calendar month shall be 2.0% or less; or

         (k) the annualized average of the Portfolio Loss Ratios for any three
(3) consecutive calendar months shall exceed 4.0%; or

         (l) the Delinquency Ratio, computed for the immediately preceding Collection Period, shall exceed 2.75%; or

         (m) a change in the ownership of the voting stock of the Transferor or 50% of the voting stock of AAFC shall have occurred; or

         (n) the Adjusted Pool Balance shall at any time be less than the sum of the Aggregate Net Investment and the Maximum Subordinated Amount at such time and continues to be so for three (3) Business Days following either (i) the Transferor's becoming aware thereof or (ii) the Transferor's being notified thereof by the Bank; or

         (o) there shall have occurred a Material Adverse Effect; or

         (p) the Available Subordinated Amount shall be less than the Maximum Subordinated Amount on such date; or

         (q) there shall have occurred an Event of Termination; or

         (r) there shall have occurred and be continuing a "Termination Event" under the Purchase Agreement or a default or event of default under any of the other Facility Documents.

         SECTION 7.2.  REMEDIES UPON THE OCCURRENCE OF A TERMINATION EVENT.
(a) If a Termination Event occurs, (i) the Bank may, by notice to the Transferor, terminate its obligation to purchase any interest in Receivables and declare all outstanding Tranche Periods to be ended and designate the Tranche Rate applicable to the Aggregate Net Investment plus all accrued and unpaid Discounts, and (ii) if the Transferor is AAFC or any Affiliate thereof at such time, the Bank may terminate AAFC or any Affiliate thereof as Servicer hereunder; PROVIDED that, in the case of a Termination Event under Section 7.1(f), such obligations of the Bank hereunder shall be automatically terminated without any action on the part of the Bank and all Tranche Periods shall be ended.

         (b) Upon any termination of the Bank's obligations pursuant to this
Section 7.2, the Bank shall have, in addition to all rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and under other applicable laws, which rights shall be cumulative.

         (c) The parties hereto acknowledge that this Agreement is, and is intended to be, a contract to extend financial accommodations to the Transferor within the meaning of Section 365(e)(2)(B) of the Federal Bankruptcy Code (11 U.S.C. Section 365(e)(2)(B)) (or any amended or successor provision thereof or any amended or successor code).


                                     ARTICLE VIII

                                   INDEMNIFICATION

         SECTION 8.1. INDEMNIFICATION. Without limiting any other rights which the Bank may have hereunder or under applicable law, the Transferor hereby agrees to indemnify the Bank and its officers, directors, agents and employees from and against any and all damages, losses, claims, liabilities, costs and expenses (other than in respect of taxes, which shall be governed by Section 8.2), including reasonable attorneys, fees and disbursements (all of the foregoing being collectively referred to as "INDEMNIFIED AMOUNTS") awarded against or incurred by any of them arising out of or as a result of any of the circumstances described below; PROVIDED, HOWEVER, that in no event shall the Transferor indemnify the Bank and its officers, directors, agents and employees for (i) Indemnified Amounts resulting from the gross negligence or willful misconduct on the part of the Bank or (ii) recourse for uncollectible Receivables.


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

The Transferor shall indemnify the Bank and its officers, directors, agents and employees for Indemnified Amounts relating to or resulting from:

         (a) reliance on any representation or warranty made by the Transferor or AAFC (or any officers of the Transferor or AAFC) under or in connection with this Agreement, any Facility Document or any other information or report delivered by the Transferor or AAFC pursuant hereto, which shall have been false or incorrect in any material respect when made or deemed made;

         (b) the failure by the Transferor or AAFC to comply in all material respects with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

         (c) the failure as a result of acts or failures to act on the part of the Transferor, AAFC or the Servicer, to vest and maintain vested in the Bank, the Transferred Interest in the Receivables free and clear of any Adverse Claim;

         (d) the failure to file, or delay in filing, financing statements or other similar instruments or documents under the Relevant UCC or other applicable laws with respect to any Receivable;

         (e) any dispute, claim, offset or defense (which dispute, claim, offset or defense is made in "good faith") (other than discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services. For the purposes of this subsection, the term "good faith" shall mean a dispute, claim, offset or defense that is based on reasonable factual allegations which are likely to survive a motion to dismiss or which are not interposed for the purposes of hindering or delaying an Obligor's payment of the Receivable or which is not based principally on procedural or technical grounds (including, without limitation, improper service of process, statute of limitations, etc.);

         (f) any failure of the Transferor or AAFC to perform their respective duties or obligations in accordance with the provisions of this Agreement or any Facility Document; or

         (g) any products liability claim or personal injury or property damage suit arising out of or in connection with merchandise or services which are the subject of any Receivable.

         SECTION 8.2.  TAX INDEMNIFICATION.


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

         The Transferor hereby agrees to pay, and to indemnify the Bank from and against, any taxes which may at any time be asserted in respect of this transaction or the subject matter hereof (including, without limitation, any sales, gross receipts, general corporation, personal property, privilege or license taxes, but not including any federal or (except as provided below) other income or franchise taxes imposed upon the Bank, with respect to its net income or profits arising out of the transactions contemplated hereby (all such excluded taxes, the "Excluded Taxes")), whether arising by reason of the acts to be performed by the Transferor or AAFC hereunder or imposed against the Transferor or AAFC or the Bank, the property involved or otherwise. If any tax, fee or similar charge is imposed or with respect to any payment for the account of the Bank provided for in this Agreement by any State or political subdivision thereof (other than Excluded Taxes), the Transferor will, upon demand by the Bank, pay an amount necessary to make the Bank whole, taking into account any tax consequences to the Bank of the payment of such tax and the receipt of the indemnity provided for by this Section 8.2, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by the Bank in the jurisdiction in which its principal executive office is located.

         SECTION 8.3.  ADDITIONAL COSTS.

         (a) The Transferor shall pay to the Bank, from time to time on demand of the Bank, such amounts as the Bank may reasonably determine to be necessary to compensate it for any increase in costs which any such party determines are attributable to its acquiring the Transferred Interest or maintaining any Tranche under this Agreement, or any reduction in any amount receivable by the Bank hereunder in respect of any such Tranche or such obligation (such increases in costs, payments and reductions in amounts receivable being herein called "ADDITIONAL COSTS") resulting from any Regulatory Change which (i) changes the method or basis of taxation of any amounts payable to the Bank under this Agreement in respect of any such Tranche or (ii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities). The Bank will notify the Transferor of any event that will entitle such Person to compensation pursuant to this Section 8.3(a) no later than fifteen (15) Business Days after it obtains knowledge thereof.

         (b) Determinations and allocations by the Bank for purposes of this
Section 8.3 shall be conclusive, provided that such determinations and allocations are made in good faith and on a reasonable basis, reasonable evidence (including an explanation of the applicable Regulatory Change and an accounting for any amounts demanded) of which shall be provided to the Transferor upon request.

         (c) The Bank agrees to promptly notify the Transferor if the Bank receives notice of any potential tax assessment by


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

any federal, state or local tax authority for which the Transferor may be liable pursuant to Sections 8.2 or 8.3 hereof. The Bank further agrees that the Transferor shall bear no cost (including costs relating to penalties and interest) relating to the failure of the Bank to file in a timely manner any tax returns required to be filed by the Bank in accordance with applicable statutes and regulations.

         SECTION 8.4. OTHER COSTS AND EXPENSES. The Transferor shall pay on demand all costs and expenses in connection with the preparation, execution, delivery and administration of this Agreement, the Purchase Agreement and any other documents to be delivered hereunder, including, without limitation, reasonable fees and out-of-pocket expenses of legal counsel for the Bank (which such counsel may be employees of the Bank) with respect thereto and with respect to advising the Bank as to its rights and remedies under this Agreement or the Purchase Agreement, and all costs and expenses, if any, including reasonable counsel fees and expenses in connection with the enforcement or amendment of this Agreement and the other documents delivered hereunder. The Transferor shall reimburse the Bank on demand for all other costs and expenses incurred by the Bank or any shareholder of the Bank ("OTHER COSTS"); including, without limitation, the cost of the Bank's auditors auditing the Transferor's or AAFC's books, records and procedures, and the reasonable fees and out-of-pocket expenses of counsel for the Bank or any counsel for any shareholder of the Bank with respect to advising the Bank or such shareholder as to matters relating to the Bank's operation.


                                      ARTICLE IX

                                    MISCELLANEOUS

         SECTION 9.1. TERM OF AGREEMENT. This Agreement shall terminate following the Termination Date when the Aggregate Net Investment has been reduced to zero, all accrued Discount has been paid in full and all other Aggregate Unpaids have been paid in full; PROVIDED, HOWEVER, that the indemnification and payment provisions of Article VIII and Section 6.10 shall be continuing and shall survive any termination of this Agreement, subject to applicable statutes of limitation; PROVIDED FURTHER, HOWEVER, that any such indemnification or payment claim must be presented to the Transferor or AAFC within ten (10) Business Days after the Bank receives notice or otherwise becomes aware of such claim.

         SECTION 9.2. WAIVERS; AMENDMENTS. No failure or delay on the part of the Bank in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be


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

amended if, but only if, such amendment is in writing and is signed by the parties hereto.

         SECTION 9.3. NOTICES. Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth hereunder or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.3 and the appropriate written confirmation is received or, if given by any other means, when received at the address specified in this Section 9.3. However, anything in this Section 9.3 to the contrary notwithstanding, the Transferor hereby authorizes the Bank to effect any Tranche Period and Tranche Rate selections based on telephonic notices made by any Person which the Transferor has indicated in writing from time to time as an authorized agent of the Transferor for such purpose, which Person the Bank in good faith believes is such an authorized person. The Transferor further agrees to deliver promptly to the Bank a written confirmation of each telephonic notice signed by an authorized officer of the Transferor. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by the Bank, the records of the Bank shall govern absent manifest error.

    IF TO THE BANK:

    MORGAN GUARANTY TRUST COMPANY OF NEW YORK
    500 Stanton Christiana Road
    Newark, Delaware  19713-2107
    Telephone:  (302) 634-5493
    Telecopy:   (302) 634-5490
    Attention:  Asset Finance Group

    IF TO THE TRANSFEROR:

    ATLANTIC AUTO SECOND FUNDING CORPORATION
    P.O. Box 1502
    800 Perinton Hills Office Park
    Fairport, New York  14450
    Telephone:  (716) 421-2982
    Telecopy:   (716) 421-1954
    Attention:  President
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



    IF TO AAFC:

    ATLANTIC AUTO FINANCE CORPORATION
    P.O. Box 1502
    800 Perinton Hills Office Park
    Fairport, New York  14450
    Telephone:  (716) 421-2985
    Telecopy:   (716) 421-1954
    Attention:  President

         SECTION 9.4. GOVERNING LAW; SUBMISSION TO JURISDICTION; INTEGRATION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Transferor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Transferor and AAFC hereby irrevocably waive, to the fullest extent they may effectively do so, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Nothing in this Section 9.4 shall affect the right of the Bank to bring any action or proceeding against the Transferor or AAFC or their respective properties in the courts of other jurisdictions. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

         SECTION 9.5. SEVERABILITY; COUNTERPARTS, WAIVER OF SETOFF. This Agreement may be executed in any number.of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The Transferor and AAFC hereby agree to waive any right of setoff which it may have or to which it may be entitled against the Bank and its assets.

         SECTION 9.6.  ASSIGNMENTS.

         (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that the Transferor may not assign any of its rights or delegate any of its duties hereunder without the prior written


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

consent of the Bank. No provision of this Agreement shall in any manner restrict the ability of the Bank to assign, participate, grant security interests in, or otherwise transfer any portion of the Transferred Interest. Any transfer in contravention of this Section 9.6(a) shall be null and void and shall not confer upon the transferee thereof any of the rights under this Agreement.

         (b) The Bank may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more Persons (each a "PARTICIPANT"), without the consent of the Transferor, participating interests in its Transferred Interest, its obligation to purchase fractional undivided ownership interests in the Receivables or any other interest of the Bank hereunder. Notwithstanding any such sale by the Bank of a participating interest to a Participant, the Bank's rights and obligations under this Agreement shall remain unchanged, the Bank shall remain solely responsible for the performance of its obligations hereunder, and the Transferor, AAFC and the Servicer (to the extent provided herein) shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. The Bank agrees that any agreement between the Bank and any such Participant in respect of such participating interest shall not restrict the Bank's right to agree to any amendment, supplement, waiver or modification to this Agreement.

         SECTION 9.7. WAIVER OF CONFIDENTIALITY. The Bank, the Transferor and AAFC shall hold all non-public information obtained pursuant to this Agreement and the transactions contemplated hereby or effected in connection herewith in accordance with customary procedures for handling confidential information of this nature and in any event may make disclosure (a) reasonably required by a bona fide transferee, including without limitation any Participant,
(b) necessary in order to obtain any consents, approvals, waivers or other arrangements required to permit the execution, delivery and performance by the Transferor and AAFC of the Facility Documents, or (c) as required or requested by any governmental body, agency or instrumentality, regulatory authority, court, tribunal or arbitrator or pursuant to legal process or required by applicable law.

         SECTION 9.8. CHARACTERIZATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. The Transferor, AAFC and the Bank agree to treat the transactions contemplated by this Agreement as a financing for tax purposes and as a sale for accounting purposes and further agree to file on a timely basis all federal and other tax returns consistent with such treatment.

         SECTION 9.9. NO PETITION. The Bank agrees that, prior to the date which is one year and one day after the date upon which all obligations of the Transferor to the Bank hereunder are paid in full, it will not institute against, or join any other Person in instituting against, the Transferor any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding


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

or other similar proceeding under the laws of the United States or any state of the United States.

         IN WITNESS WHEREOF, the parties hereto have caused this Transfer and Administration Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

                                       ATLANTIC AUTO SECOND FUNDING
                                       CORPORATION,
                                         as Transferor


                                       By: /s/ Suzanne A. O'Connor
                                           ------------------------
                                            Name:
                                            Title:


                                       ATLANTIC AUTO FINANCE CORPORATION,
                                       as Servicer


                                       By: /s/ Richard J. Harrison
                                           -------------------------
                                            Name:
                                            Title:



                                       MORGAN GUARANTY TRUST COMPANY OF
                                       NEW YORK
                                       as Bank


                                       By: /s/ Richard A. Burke
                                           -------------------------
                                            Name:  Richard A. Burke
                                            Title: Associate


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